As filed with the Securities and Exchange Commission on May 22, 1998
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                       ACTION PERFORMANCE COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

             ARIZONA                                             86-0704792
       --------------------                               ----------------------
 (State or other jurisdiction of                             (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                4707 East Baseline Road, Phoenix, Arizona 85040
                                 (602) 337-3700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                               FRED W. WAGENHALS
         Chairman of the Board, President, and Chief Executive Officer
                            4707 East Baseline Road
                             Phoenix, Arizona 85040
                                 (602) 337-3700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
                              Robert S. Kant, Esq.
                             Jere M. Friedman, Esq.
          O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A.
                            One East Camelback Road
                             Phoenix, Arizona 85012
                                 (602) 263-2606
                                ---------------
        Approximate date of commencement of Proposed Sale to the Public:
     From time to time after the Registration Statement becomes effective.
                                ---------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                         Proposed Maximum
      Title of Each Class of Securities                Amount to be         Aggregate           Amount of
              To be Registered                          Registered        Price per Unit     Registration Fee
----------------------------------------------------------------------------------------------------------------
4 3/4% Convertible Subordinated Notes due 2005 ..     $ 100,000,000(1)         100%            $ 29,500(2)
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share..........            (2)                (2)

================================================================================
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(i).
(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Convertible Note being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).
                                ---------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED MAY 22, 1998
PROSPECTUS


                                  $100,000,000


                                     ACTION
                           Performance Companies, Inc.


                4 3/4% Convertible Subordinated Notes Due 2005
                                      and
                             Shares of Common Stock
                       Issuable Upon Conversion Thereof

     This Prospectus relates to the proposed resale from time to time by certain holders named herein (the "Selling Securityholders") of $100,000,000 principal amount of 4 3/4% Convertible Subordinated Notes Due 2005 (the "Notes") of Action Performance Companies, Inc. (the "Company") and the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), into which the Notes may be converted (the "Conversion Shares"). The Notes are convertible into the Conversion Shares at any time at or before maturity, unless previously redeemed, at a conversion price of $48.20 per share, subject to adjustment upon the occurrence of certain events. The Common Stock is traded on The Nasdaq National Market under the symbol "ACTN." On May 15, 1998, the last reported sale price of the Common Stock was $30.31 per share.

     Interest on the Notes is payable on April 1 and October 1 of each year, commencing on October 1, 1998. The Notes do not provide for a sinking fund and are not redeemable by the Company prior to April 1, 2001. The Notes are redeemable thereafter at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder ("Holder") of the Notes shall have the right, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

     The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. As of March 31, 1998, the Company had approximately $41.0 million of outstanding Senior Indebtedness. The Indenture (as defined herein) governing the Notes does not limit or prohibit the incurrence of additional indebtedness, including Senior Indebtedness, by the Company or its subsidiaries. See "Description of Notes -- Subordination."

     Sales of the Notes and the Conversion Shares (collectively, the "Securities") may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Securities as principals and thereafter sell the Securities from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Securities by the Selling Securityholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling
Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Notes have been designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. For a description of certain income tax consequences to holders of the Notes, see "Certain United States Federal Income Tax Consequences."

     The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE SHARES OF COMMON
                             STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and
information   statements   and  other  materials  that  are  filed  through  the
Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are hereby incorporated by reference herein: the Company's Annual Report on Form 10-K for the year ended September 30, 1997, as filed by the Company with the Commission on December 22, 1997 and as amended by Form 10-K/A as filed by the Company with the Commission on May 21, 1998; (ii) the Company's Quarterly Reports on Form 10-Q for the quarter ended December 31, 1997 as filed by the Company with the Commission on February 17, 1998 and as amended by Form 10-Q/A as filed by the Company on May 22, 1998; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; as filed by the Company with the Commission on May 15, 1998; (iv) the Company's current report on Form 8-K as filed by the Company with the Commission on March 10, 1998; and (v) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A/A as filed by the Company with the Commission on June 14, 1995. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein prior to the date hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Action Performance Companies, Inc., 4707 East Baseline Road, Phoenix, Arizona 85040, (telephone (602) 337-3700), Attention: Secretary.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. As used herein, the term "Company" refers to Action Performance Companies, Inc. and its subsidiaries and operating divisions. Unless otherwise indicated, all information in this Prospectus (i) reflects a two-for-one stock split effected as a stock dividend on May 28, 1996, and (ii) assumes no exercise of any currently outstanding or authorized options.

                                  The Company

     The Company is the leader in the design and sale of licensed motorsports collectible and consumer products in the United States. The Company's products include die-cast scaled replicas of motorsports vehicles, apparel (including t-shirts, hats, and jackets), and souvenirs. The Company markets its products pursuant to license arrangements with popular race car drivers (including exclusive license arrangements with seven-time Winston Cup champion Dale Earnhardt, 1995 and 1997 Winston Cup champion Jeff Gordon, 1989 Winston Cup champion Rusty Wallace, and seven-time National Hot Rod Association ("NHRA") Funny Car champion John Force), car owners, car sponsors, automobile manufacturers, and the National Association for Stock Car Auto Racing ("NASCAR"). The Company's motorsports collectibles and most of the Company's apparel and souvenirs are manufactured by third parties, generally utilizing the Company's designs, tools, and dies. For the 12-month period ended March 31, 1998, the Company generated unaudited total net sales and EBITDA of approximately $183.0 million and $31.5 million, respectively, and unaudited total net sales and EBITDA, pro forma for all aquisitions completed during that period, of approximately $210.9 million and $34.5 million, respectively.

     The Company markets its products to approximately 5,000 specialty retailers either directly or through its wholesale distributor network; to motorsports enthusiasts directly through its Racing Collectibles Club of America (the "Collectors' Club"), which had approximately 123,000 members as of March 31, 1998; and through mobile trackside souvenir stores, promotional programs for corporate sponsors, and fan clubs. The Company also distributes certain of its products to mass retailers through its in-house sales force and wholesale distributors. In addition, the Company has a license agreement with Hasbro, Inc. ("Hasbro"), a multi-billion dollar toy and game manufacturer, covering the exclusive sale by Hasbro of a line of motorsports-related products in the mass-merchandise market.

     The Company's products and other programs capitalize on the rapidly growing popularity of motorsports. According to USA Today, motorsports racing is the fastest growing spectator sport in the United States. In 1997, approximately 16.9 million people attended motorsports' premier events, an increase of more than 9% compared with 1996 attendance. Approximately 6.1 million fans attended the 32 races of the Winston Cup series in 1997, representing average attendance of approximately 190,000 per event, or approximately 2.5 times the average attendance of 75,643 per Winston Cup event in 1985. According to Nielson Media Research reports, more than 115 million people tuned in to NASCAR's televised events in 1997. According to NASCAR, more than 70 of the Fortune 500 companies utilize motorsports sponsorship or advertising as part of their marketing strategies. Published reports indicate that corporate sponsors will spend an estimated $1.1 billion on motorsports marketing programs in 1998, with NASCAR teams and venues attracting an estimated $476 million.

     The Company focuses on developing long-term relationships with the most popular drivers, car owners, car sponsors, car manufacturers, and others in the various top racing categories. During fiscal 1997 and the first quarter of fiscal 1998, the Company entered into long-term licensing arrangements with a number of the most popular motorsports licensors, including drivers Dale Earnhardt, Jeff Gordon, and Rusty Wallace and team owners Robert Yates Racing, Inc., Richard Childress Racing, Inc., Joe Gibbs Racing, Inc., and Dale Earnhardt, Inc. The Company continually strives to strengthen its relationships with licensors and to develop opportunities to market innovative licensed collectible and consumer products that appeal to motorsports enthusiasts. The Company believes that its license agreements with popular NASCAR and other motorsports personalities and sponsors significantly enhance the collectible value and marketability of its products. The Company believes that it will be able to leverage its relationships to attract additional drivers in order to generate increased revenue for the Company as well as increased earnings for the drivers.

     Historically, the Company designed and marketed die-cast collectibles featuring NASCAR drivers and vehicles. In 1995, the Company began expanding its lines of die-cast collectibles to include other types of motorsports vehicles, including NHRA drag racing, NASCAR's "Craftsman Truck" racing series, United States Auto Club ("USAC") racing, and "World of Outlaws" sprint car racing. In fiscal 1997, the Company began expanding its product offerings and distribution channels through a series of eight strategic acquisitions, representing an aggregate base purchase price, including assumed liabilities but excluding contingent payments, of approximately $95.0 million. The following table sets forth certain information with respect to those acquisitions.

                              Recent Acquisitions

                  Aquisitions(1)                          Date                                 Business
-------------------------------------------------   ---------------   ----------------------------------------------------------
Sports Image, Inc.                                  November 1996     Markets and distributes licensed motorsports apparel and
                                                                      souvenirs; trackside sales; Dale Earnhardt fan club
Motorsport Traditions Limited Partnership and       January 1997      Markets and distributes licensed motorsports apparel and
 Creative Marketing and Promotions, Inc.                              souvenirs; trackside sales
Robert Yates Promotions, Inc.                       July 1997         Markets and distributes licensed motorsports apparel and
                                                                      souvenirs; trackside sales
Image Works, Inc.                                   July 1997         Manufactures and markets licensed motorsports apparel
                                                                      through the mass-merchandise markets
Motorsports collectibles product lines of           August 1997       Manufactures and markets licensed "mini-helmets" and
 Simpson Products, Inc.                                               other motorsports collectibles and souvenirs
Assets related to sales of merchandise licensed     December 1997     Markets and distributes licensed motorsports apparel and
 by NASCAR driver Rusty Wallace                                       souvenirs; trackside sales
Assets related to motorsports                       December 1997     Manufactures and markets "Revell" licensed die-cast
 die-cast collectible product lines of                                collectibles; strategic alliance with Revell involving
 Revell-Monogram, Inc.                                                extensive product licensing and distribution arrangements
Brookfield Collectors Guild, Inc.                   January 1998      Markets and distributes licensed motorsports collectibles
                                                                      and ensembles

------------
(1) The acquisitions listed consist of the purchase of assets of Sports Image, Inc. ("Sports Image"); the purchase of assets of Motorsport Traditions Limited Partnership and purchase of stock of Creative Marketing and Promotions, Inc. (together, "Motorsport Traditions"); the purchase of stock of Robert Yates Promotions, Inc. ("RYP"); the purchase of assets of Image Works, Inc. ("Image Works"); the purchase of motorsports collectibles-related assets of Simpson Products, Inc. ("Simpson"); the purchase of assets related to sales of merchandise licensed by Rusty Wallace ("Wallace") (the "Rusty Wallace Acquisition"); the purchase of assets from Revell-Monogram, Inc. ("Revell") (the "Revell Acquisition"); and the purchase of assets from Brookfield Collectors Guild, Inc. ("Brookfield").

     During fiscal 1997, the Company also expanded its development of promotional programs for corporate sponsors of motorsports, which feature the Company's products and which are intended to increase the brand awareness of the products and services of the corporate sponsors. The Company also has begun to represent a number of popular race car drivers in a broad range of licensing and other revenue-producing opportunities, including product licenses, corporate sponsorships, endorsement contracts, and speaking engagements.

     The Company pursues a strategy designed to enhance its leadership position in the motorsports collectible and consumer products industry. Key aspects of this strategy include (i) continuing to enhance its existing products and introduce new products that appeal to racing enthusiasts, (ii) expanding and strengthening its licensing arrangements, (iii) pursuing strategic acquisitions and alliances, (iv) expanding existing and identifying new distribution channels, and (v) developing promotional programs for corporate sponsors.

     The Company was incorporated in Arizona in 1992. The Company's principal executive offices are located at 4707 East Baseline Road, Phoenix, Arizona 85040, and its telephone number is (602) 337-3700. The Company's Web site can be accessed at www.action-performance.com.

                                  The Offering

Securities Offered .............   $100,000,000 principal amount of 4 3/4% Convertible Subordinated
                                   Notes due 2005 (the "Notes") and the Conversion Shares. See
                                   "Description of Notes" and "Plan of Distribution."
Interest Payment Dates .........   April 1 and October 1 of each year, commencing October 1, 1998.
Maturity Date ..................   April 1, 2005.
Interest .......................   4 3/4% per annum.
Conversion Rights ..............   The Notes are convertible, at the option of the Holder, at any time following the date of initial issuance thereof and prior to maturity, unless previously redeemed, into shares of Common
                                   Stock at a conversion price of $48.20 per share, subject to adjustments upon the occurrence of certain events. See
                                   "Description of Notes -- Conversion Rights."
Optional Redemption ............   The Notes are redeemable, in whole or in part, at the Company's option, at any time on or after April 1, 2001, upon not less than
                                   30 nor more than 60 days' notice, at the redemption prices set forth in "Description of Notes -- Optional Redemption," in each case together with accrued and unpaid interest and liquidated damages, if any.
Repurchase Events ..............   Upon the occurrence of any Repurchase Event (as defined
                                   herein) occurring prior to the maturity of the Notes, each Holder will have the right, at such Holder's option, to require the
                                   Company to repurchase all or any part of such Holder's Notes at
                                   100% of the principal amount thereof, subject to adjustments upon the occurrence of certain events, together with accrued and unpaid interest and liquidated damages, if any. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."
Subordination ..................   The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior
                                   Indebtedness of the Company. At March 31, 1998, the Company
                                   had approximately $41.0 million of outstanding Senior
                                   Indebtedness. The Indenture governing the Notes does not limit or prohibit the incurrence of additional indebtedness, including
                                   Senior Indebtedness, by the Company or its subsidiaries.
Use of Proceeds ................   The Company will not receive any of the proceeds from sales of the Notes or Conversion Shares by the Selling Securityholders.
Trading ........................   Prior to the resale thereof pursuant to this Prospectus, each of the
                                   Notes was eligible for trading in the PORTAL Market. Notes sold pursuant to this Prospectus are not expected to remain eligible for trading in the PORTAL Market. The Conversion
                                   Shares have been authorized for listing on the Nasdaq National
                                   Market upon official notice of issuance. The Common Stock is quoted on the Nasdaq National Market under the symbol
                                   "ACTN."
Risk Factors ...................   See "Risk Factors" for a discussion of factors to be considered before purchasing any of the Securities offered hereby.

                      Summary Consolidated Financial Data
              (In thousands, except per share amounts and ratios)

                                                      Fiscal Year Ended September 30,
                               -----------------------------------------------------------------------------
                                                                                                 Pro Forma
                                  1993        1994         1995         1996        1997(1)       1997(2)
                                  ----        ----         ----         ----        -------       -------
Operating Data:
Net sales .................... $15,108      $ 16,869     $ 26,131     $ 44,216     $ 130,380     $ 183,582
Gross profit .................   5,378         6,381       10,249       18,920        49,385        68,642
Income (loss) from
 operations(3) ...............  (1,174)          573        4,130        9,654        18,135        18,565
Net income (loss)(3) .........  (1,171)          633        2,770        5,953        10,146         9,752
Net income (loss) per
 common share, assuming
 dilution(3)(4) .............. $ (0.21)      $  0.08     $   0.26     $   0.46     $    0.69     $    0.66
Weighted average number of
 common shares, assuming
 dilution(4) .................   5,662         9,566       10,899       13,028        14,624        14,805
Other Financial Data:
EBITDA(5) .................... $  (726)      $ 1,248     $  5,036     $ 11,346     $  22,612     $  25,938
Ratio of earnings to fixed
 charges(6) ..................    N/A            2.2x        14.8x        44.7x          7.8x

                                          Six Months Ended
                                              March 31,
                               ---------------------------------------
                                                           Pro Forma
                                   1997        1998(1)      1998(2)
                                   ----        -------      -------
Operating Data:
Net sales ....................   $ 43,478     $ 96,073     $ 103,312
Gross profit .................     17,176       35,218        39,488
Income (loss) from
 operations(3) ...............      7,425       13,843        15,294
Net income (loss)(3) .........      4,005        7,691         8,374
Net income (loss) per
 common share, assuming
 dilution(3)(4) ..............   $   0.29     $   0.46     $    0.50
Weighted average number of
 common shares, assuming
 dilution(4) .................     13,786       16,591        16,618
Other Financial Data:
EBITDA(5) ....................   $  9,341     $ 18,207     $  20,033
Ratio of earnings to fixed
 charges(6) ..................        7.6x         7.8x

                                                                March 31, 1998
                                                              ------------------
Balance Sheet Data:
Cash and cash equivalents ...............................           $97,405
Working capital .........................................           110,058
Total assets ............................................           276,473
Total long term debt ....................................           109,331
Shareholders' equity ....................................           112,868

------------
(1) Fiscal 1997 results include the results of operations of Sports Image, Motorsport Traditions, RYP, Image Works, and Simpson, beginning as of their respective dates of acquisition. Results for the six months ended March 31, 1998 include the operating results obtained from the Rusty Wallace Acquisition, the Revell Acquisition, and the acquisition of Brookfield, beginning as of their respective dates of acquisition.

(2) Adjusted to give pro forma effect to the acquisitions of Sports Image, Motorsport Traditions, RYP, Image Works, and Simpson, the Rusty Wallace Acquisition, the Revell Acquisition, and the acquisition of Brookfield, as if each had occurred as of October 1, 1996, but does not include any assumed interest and other expenses or any assumed interest income related to the proceeds from the sale of the Notes. See "Unaudited Pro Forma Condensed Combined Financial Information."

(3) Amounts  for  fiscal  1997  include  a one-time charge of approximately $5.4 million for costs and legal and other expenses related to the settlement of a lawsuit. Excluding the one-time charge, fiscal 1997 income from operations, net income, and net income per common share, assuming dilution, would have been approximately $23,535, $13,386 and $0.92, respectively, and fiscal 1997 pro forma income from operations, net income, and net income per common share, assuming dilution, would have been approximately $23,965, $12,992, and $0.88, respectively. Amounts for the six months ended March 31, 1998 include a one-time charge of approximately $950,000 for costs and legal and other expenses related to the settlement of a lawsuit. Excluding the one-time charge, income from operations, net income, and net income per common share, assuming dilution, for the six months ended March 31, 1998 would have been approximately $14,793, $8,261 and $0.50, respectively, and pro forma income from operations, net income, and net income per common share, assuming dilution, for the six months ended March 31, 1998 would have been approximately $16,244, $8,944 and $0.54, respectively.

(4) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

(5) EBITDA represents income before interest, extraordinary items, depreciation and amortization expense, and federal and state income taxes. EBITDA generally is considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as a measure of a company's profitability or liquidity.

(6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. See "Use of Proceeds" and "Capitalization." Earnings were inadequate to cover fixed charges in fiscal 1993 ($1,240).

                                  RISK FACTORS

     The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing any of the Notes or Conversion Shares offered hereby.

Certain Factors That Could Adversely Affect Operating Results

     The Company's operating results are affected by a wide variety of factors that could adversely impact its net sales and operating results. These factors, many of which are beyond the control of the Company, include the Company's ability to identify trends in the motorsports collectibles and consumer markets and to create and introduce products on a timely basis that take advantage of those trends and that compete effectively on the basis of price and consumer tastes and preferences; its ability to identify popular motorsports personalities and to enter into and maintain mutually satisfactory licensing arrangements with them; the racing success of the key motorsports personalities with whom the Company has license arrangements; the Company's ability to design and arrange for the timely production and delivery of its products; the market acceptance of the Company's products; the level and timing of orders placed by customers; seasonality; the popularity and life cycles of and customer satisfaction with products designed and marketed by the Company; and competition and competitive pressures on prices.

     New motorsports collectible and consumer products frequently can be successfully marketed for only a limited time. The Company's ability to increase its sales and marketing efforts to stimulate customer demand and its ability to monitor third-party manufacturing arrangements in order to maintain satisfactory delivery schedules and product quality are important factors in its long-term prospects. A slowdown in demand for the Company's products as a result of ineffective marketing efforts, manufacturing difficulties, changing cultural and demographic trends or consumer tastes and spending patterns, economic conditions, or other broad-based factors could adversely affect the Company's operating results.

Dependence on License Arrangements

     The Company markets its products pursuant to licensing arrangements with race car drivers, race car owners, race car sponsors, automobile and truck manufacturers, NASCAR, and other entities. The licensing arrangements vary in scope and duration and generally authorize the sale of specified licensed products for short periods of time. In some cases, the license agreements provide for the payment of minimum royalties or other fixed amounts, so that the Company may have significant payment obligations with respect to a particular agreement regardless of the level of sales of products licensed under that agreement or the profitability of those sales. The success of licensing arrangements depends on many factors, including the reasonableness of license fees in relationship to revenue generated by sales of licensed products, the continued popularity of licensors, and the absence of their sickness, incapacity, or death. The termination, cancellation, or inability to renew material licensing arrangements, or the inability to develop and enter into new licensing arrangements, would have a material adverse effect on the Company. See "Business -- Licenses."

Dependence on Third Parties for Manufacturing

     The   Company  depends  upon  third  parties  to  manufacture  all  of  its motorsports collectibles and most of its consumer products. Although the Company owns most of the tools, dies, and molds utilized in the manufacturing processes of its collectible products and owns the tooling and dies used to manufacture certain of its consumer products, the Company has limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis could have a material adverse effect on the Company.

     The Company does not have long-term contracts with its third-party manufacturers. Although the Company believes it would be able to secure other third-party manufacturers to produce its products as a result of its ownership of the molds and tools used in the manufacturing process, the Company's operations would be adversely affected if it lost its relationship with any of its current suppliers (including particularly its primary manufacturer of die-cast products, which currently utilizes one facility in the People's Republic of China ("China") to produce most of the Company's die-cast products) or if its current suppliers'
operations or sea or air transportation with its China-based die-cast manufacturers were disrupted or terminated even for a relatively short period of time. The Company's tools, dies, and molds are located at the facilities of its third-party manufacturers, and, accordingly, significant damage to such facilities (particularly the facilities used by its die-cast product manufacturers in China) could result in the loss of or damage to a material portion of its key tools, dies, and molds in addition to production delays while new facilities were being arranged and replacement tools, dies, and molds were being produced. The Company does not maintain an inventory of sufficient size to provide protection for any significant period against an interruption of supply, particularly if it were required to obtain alternative sources of supply.

     Although the Company does not itself purchase the raw materials used to manufacture most of its products, it is potentially subject to variations in the prices it pays its third-party manufacturers for products depending on what they pay for the raw materials. In this regard, the price of zinc, a principal raw material in its die-cast replicas, has increased substantially over the last several years, which has resulted in increases in the prices the Company pays for its die-cast replicas. Although to date the Company has been able to increase the prices at which it sells its products in order to cover the increased prices that it pays for such products, there can be no assurance that the Company will be able to continue to pass along such price increases to its customers in the future.

Integration of Business Operations

     The Company has completed a number of acquisitions during and subsequent to fiscal 1997. The Company has consolidated substantially all of the operations of various of the acquired entities, several of which were based in the same city and marketed substantially identical types of products through substantially identical channels of distribution, into the Company's existing operations in Phoenix, Arizona or the operations of Sports Image in Charlotte, North Carolina. There can be no assurance that the Company will be able to complete effectively the integration of the operations of the acquired companies with the Company's operations, to manage effectively the combined operations of the acquired businesses, to achieve the Company's operating and growth strategies with respect to these businesses, to obtain increased revenue opportunities as a result of the anticipated synergies created by expanded product offerings and additional distribution channels, or to reduce the overall selling, general, and administrative expenses associated with the acquired operations. The integration of the management, operations, and facilities of the acquired companies and any other businesses the Company may acquire in the future could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition, and operating results.

     The Company has conducted due diligence reviews of each of the acquired businesses and has received representations and warranties regarding each of the acquired businesses. There can be no assurance, however, that unforeseen liabilities will not arise in connection with the operation of the acquired businesses or future acquired businesses or that any contractual or other remedies available to the Company will be sufficient to compensate the Company in the event unforeseen liabilities arise. For example, during 1997 the Company was named as a defendant in a lawsuit based upon actions alleged to have been taken by several of the newly acquired businesses prior to the Company's acquisitions of those entities. The Company currently is unable to quantify the amount of liability, if any, that it may incur as a result of the lawsuit. See "Business -- Litigation."

     The Company anticipates using the opportunities created by the combination of its acquired operations to effect what the Company believes will be significant revenue opportunities and substantial cost savings, including increased product offerings and a reduction in operating expenses as a result of the elimination of duplicative sales, marketing, administrative, warehouse, and distribution facilities, functions, and personnel. Significant uncertainties, however, accompany any business combination, and there can be no assurance that the Company will be able to achieve its anticipated revenue increases or integration of facilities, functions, and personnel in order to achieve operating efficiencies or otherwise realize cost savings as a result of the recent acquisitions or future acquisitions. The inability to achieve the anticipated revenue increases or cost savings could have a material adverse effect on the Company's business, financial condition, and operating results.

Management of Growth

     Since 1993, the Company's business operations have undergone significant changes and growth, including its emphasis on and the expansion of its collectible product lines, acquisition of its motorsports consumer products lines, expanded distribution channels, and significant investments in tooling and licensing arrangements. The Company's ability to manage effectively any significant future growth, however, will require it to integrate successfully the operations of any acquired businesses with the Company's operations and to enhance further its operational, financial, and management systems; to expand its facilities and equipment; to receive products from third-party manufacturers on a timely basis; and to successfully hire, train, retain, and motivate additional employees. The failure of the Company to manage its growth on an effective basis could have a material adverse effect on the Company's business, financial condition, and operating results. In 1997, the Company relocated its corporate headquarters to a new 140,000 square foot facility in Phoenix, Arizona and entered into a lease for a new 121,000 square foot facility in Concord, North Carolina, for its operations based in that area. The Company may be required to increase staffing and other expenses as well as make expenditures on capital equipment and manufacturing sources in order to meet the anticipated demand of its customers. Sales of the Company's collectible and consumer products are subject to changing consumer tastes, and customers for the Company's promotional items generally do not commit to firm orders for more than a short time in advance. The Company's profitability would be adversely affected if the Company increases its expenditures in anticipation of future orders that do not materialize. Certain customers may increase orders for the Company's products on short notice, which would place an excessive short-term burden on the Company's resources. See "Business -- Growth Strategy."

Rapid Market Changes

     The  markets  for  the  Company's  products are subject to rapidly changing customer tastes, a high level of competition, seasonality, and a constant need to create and market new products. Demand for motorsports collectible and consumer products depends upon the popularity of certain drivers and other personalities, themes, cultural and demographic trends, marketing and advertising expenditures, and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. New motorsports collectible and consumer products frequently can be successfully marketed for only a limited time. The Company may not always be able to accurately forecast required inventory levels or to respond to changes in customer tastes and demands because of the amount of time and financial resources that may be required to bring new products to market. The inability to respond quickly to market changes could have a material adverse effect on the Company's business, financial condition, and operating results. See "Business -- Products and Services."

Dependence on New Products

     The Company's operating results depend to a significant extent on its ability to continue to develop and introduce new products on a timely basis that compete effectively on the basis of price and that address customer tastes, preferences, and requirements. The success of new product introductions depends on various factors, including proper new product selection, successful sales and marketing efforts, timely production and delivery of new products, and consumer acceptance of new products. There can be no assurance that any new products will receive or maintain substantial market acceptance. The failure of the Company to design, develop, and introduce popular products on a timely basis would adversely affect its future operating results. See "Business -- Products and Services."

Competition

     The motorsports collectible and consumer products markets are extremely competitive. The Company competes with major domestic and international companies, some of which have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than the Company possesses. The Company's motorsports die-cast collectibles compete with die-cast and other motorsports collectibles and, to a certain extent, die-cast replicas of motorsports vehicles that are sold through mass retail channels. The Company's motorsports apparel and souvenirs compete with similar products sold or licensed by drivers, owners, sponsors, and other licensors with which the Company currently does not have licenses as well as with sports apparel licensors and manufacturers in general. Emerging companies also may increase their participation in these motorsports markets. The Company's promotional programs must compete for advertising dollars against other specialty advertising programs and media, such as television, radio, newspapers, magazines, and billboards. The Company competes primarily on the basis of the current popularity of the race car drivers and others with whom it has licenses and its ability to obtain favorable licensing arrangements with other popular licensors; the appeal of its products; and the cost, design, and delivery schedules of its products. There can be no assurance that the Company will continue to be able to compete successfully in the future. See "Business -- Competition."

Potential Regulation of Corporate Sponsorship

     Tobacco and alcohol companies provide a significant amount of advertising and promotional support of racing events, drivers, and car owners. In 1996, the U.S. Food and Drug Administration (the "FDA") published final regulations that would substantially restrict tobacco industry sponsorship of sporting events, including motorsports, beginning in 1998. In April 1997, a federal district judge ruled that the FDA did not have the authority to regulate tobacco marketing. That ruling, if upheld on appeal, would have the effect of overturning the FDA regulations. In addition to the FDA regulations, however, certain major manufacturers of tobacco products have reached a proposed settlement with attorneys general of a number of states that have filed lawsuits against such tobacco product manufacturers. The terms of those settlements include potential voluntary restrictions on advertising by the tobacco industry. The final terms of some or all of those settlements will be subject to approval by the United States Congress and the President of the United States. The FDA regulations, if ultimately approved, and any other legislation, regulations, or other initiatives, including the pending settlement negotiations, that limit or prohibit advertisements of tobacco and alcohol products at sporting events, including racing events, could ultimately affect the popularity of motorsports, which could have a material adverse effect on the Company. The Company believes, however, that other major consumer products companies would quickly replace tobacco and alcohol companies as sponsors of motorsports in the event that advertisement of those products declines.

Seasonal Fluctuations in Sales

     Because the auto racing season is concentrated between the months of February and November, the second and third calendar quarters of each year (the Company's third and fourth fiscal quarters) generally are characterized by higher sales of motorsports products. Seasonal fluctuations in quarterly sales may require the Company to take temporary measures, including changes in its personnel levels, borrowing amounts, and production and marketing activities, and could result in unfavorable quarterly earnings comparisons. The Company believes, however, that holiday sales of its products are increasing, which has the effect of reducing seasonal fluctuations in its sales.

International Trade, Exchange, and Financing

     The Company obtains its die-cast collectibles and other replicas under manufacturing arrangements with third-party manufacturers in China. The Company believes that production of its die-cast products overseas enables the Company to obtain these items on a cost basis that enables the Company to market them profitably. The Company's reliance on its third-party manufacturers to provide personnel and facilities in China, and the Company's maintenance of equipment and inventories abroad, expose it to certain economic and political risks, including the business and financial condition of the third-party manufacturers, political and economic conditions abroad, and the possibility of expropriation, supply disruption, currency controls, and exchange fluctuations as well as changes in tax laws, tariffs, and freight rates. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws, or other trade policies, could adversely affect the Company's ability to purchase its products from foreign suppliers or the price at which the Company can obtain those products.

     All of the Company's purchases from its foreign manufacturers are denominated in United States dollars. As a result, the foreign manufacturers bear any risks associated with exchange rate fluctuations subsequent to the date the Company places its orders with those manufacturers. Although the October 1997 financial crisis in Asia did not result in any short-term changes in the prices that the Company pays for its die-cast products, an extended period of financial pressure on overseas markets or a devaluation of the Chinese currency that results in a financial setback to the Company's overseas manufacturers could have an adverse impact on the Company's
operations. Purchases of die-cast products from the China-based   manufacturers
of those products generally require the Company to provide an international letter of credit in an amount equal to the purchase order. Although the Company currently has in place financing arrangements in an amount that it considers adequate for anticipated purchase levels, the inability to fund any letter of credit required by a supplier would have an adverse impact on the Company's operations.

     Under the terms of its license agreement with Hasbro, Hasbro's royalty payments to the Company for sales by Hasbro in foreign countries are based on the exchange rates in effect on the last day of the calendar quarter for which such royalties are owed. As a result, the Company bears any risks that may be associated with exchange rate fluctuations between the date on which Hasbro records overseas sales of products subject to the license agreement and the last day of the calendar quarter in which the sales are made. The Company currently does not believe that royalties from overseas sales of products by Hasbro will represent a material percentage of the Company's total revenue. As a result, the Company currently does not anticipate that it will engage in hedging transactions intended to offset potential adverse consequences of exchange rate fluctuations with respect to royalty payments due from Hasbro for sales in foreign countries.

Possible Need for Additional Capital to Support Growth

     The Company's business operations have grown considerably in recent years as a result of an increase in the number of licensing arrangements with race car drivers, car owners, sponsors, automobile manufacturers, and others;
expansion of the Company's product offerings, including additional lines of die-cast replicas that have required substantial investments in new tooling; and significant acquisitions of complementary businesses. The Company has financed this growth through cash generated by operations, by debt and equity financings, and by issuing additional shares of Common Stock for acquisitions. Continued rapid growth, whether externally through additional acquisitions or internally through new licensing arrangements or new product offerings, could require substantial additional capital in excess of funds available to the Company through its existing credit facility and cash generated by operations. The timing and amount of any such capital requirements cannot be predicted at this time. Although the Company has been able to obtain adequate financing on acceptable terms in the past, there can be no assurance that such financing will continue to be available on acceptable terms. If such financing is not available on satisfactory terms, the Company may be unable to expand its business at the rate desired and its operating results may be adversely affected. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing shareholders.

Dependence on Key Personnel

     The Company's development and operations to date have been, and its proposed operations will be, substantially dependent upon the efforts and abilities of its senior management, including Fred W. Wagenhals, the Company's Chairman of the Board, President, and Chief Executive Officer. The loss of services of one or more of its key employees, particularly Mr. Wagenhals, could have a material adverse effect on the Company. The Company maintains key person insurance on the life of Mr. Wagenhals in the amount of $3.0 million. The Company does not maintain such insurance on any of its other officers.

Possible Volatility of Market Price of Common Stock and Notes

     The market price of the Company's Common Stock has increased dramatically during the last three years. See "Price Range of Common Stock." The period was marked by generally rising stock prices, extremely favorable industry conditions, and substantially improved operating results by the Company. There can be no assurance that these favorable conditions will continue. The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company, actual or anticipated announcements of new products by the Company or its competitors, changes in analysts' estimates of the Company's financial performance, general conditions in the markets in which the Company competes, worldwide economic and financial conditions, and other events or factors. The stock market also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock. In addition, future trading prices of the Notes will depend on the factors described above as well as on other factors, such as prevailing interest rates, perceptions of the Company's credit worthiness, and the market for similar securities. As a result, the market price of the Notes may trade at a discount from their principal amount based on such factors.

Subordination

     The Notes are general unsecured obligations, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of any insolvency, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default (as defined in the Indenture), the assets of the Company will be available to pay obligations on the Notes only after the administrative expenses of any bankruptcy proceeding and all Senior Indebtedness, if any, has been paid in full. As a result, there may not be sufficient assets remaining to pay amounts due on the Notes and any other subordinated indebtedness of the Company then outstanding. The Indenture does not prohibit or limit the incurrence of additional indebtedness, including Senior Indebtedness, by the Company. The incurrence of such indebtedness could adversely affect the Company's ability to pay its obligations under the Notes. As of March 31, 1998, the Company had outstanding approximately $41.0 million of Senior Indebtedness. In addition, the Notes are not guaranteed by any subsidiary of the Company. As a result, the Notes will effectively rank junior to all creditors of the subsidiaries of the Company.

Absence of Public Market for the Notes

     The Notes were issued in March 1998 in a private placement to a small number of institutional buyers. The Notes issued in the initial private placement have been designated for trading on the PORTAL Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. The Company does not intend to list the Notes on any national securities exchange or on The Nasdaq Stock Market. There can be no assurance that an active trading market for the Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected and holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a public trading market develops for the Notes, future trading prices of the Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the shares of the Company's Common Stock. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company. See "Plan of Distribution."

Limitation on Repurchase of Notes upon Repurchase Event

     Upon the occurence of a Repurchase Event, each Holder of Notes may require the Company to repurchase all or a portion of such Holder's Notes. If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price for all Notes tendered by Holders thereof. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture, and the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented, or amended from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such repurchase payments. If the

Company is prohibited from repurchasing the Notes, such failure would constitute an Event of Default under the Indenture, which may constitute a further default under certain of the Company's existing agreements relating to borrowings and the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the Holders of the Notes. Furthermore, the Company may not have the financial ability to repurchase the Notes in the event that maturity of Senior Indebtedness is accelerated as a result of a default under the applicable loan or similar agreement. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

Litigation

     In March 1998, the Company settled one lawsuit and reached an agreement to settle another lawsuit. The Company took a one-time charge of approximately $950,000 in the second quarter of fiscal 1998 with respect to one of these settlements. The final terms of the pending settlement are subject to the execution of a definitive settlement agreement by the respective parties. During 1997, the Company was named as a defendant in a class action lawsuit alleging that the defendants engaged in certain price fixing and other anti-competitive activities in violation of federal antitrust laws. The Company is actively defending this lawsuit. In the event a decision adverse to the Company is rendered in this lawsuit, the resolution of such matter could have a material adverse effect on the Company's business, financial condition, and operation results. The Company's financial statements currently reflect no provision for this lawsuit. See "Business -- Litigation."

Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit year entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. The Company recently commenced a program to install new computer software programs that are intended to integrate the Company's management information systems throughout its organizational structure, as well as to comply with "Year 2000" requirements. The Company anticipates that these software systems, which are designed to improve the content, quality, and flow of information within the Company, will be operational in the last quarter of calendar 1998. The Company believes that its new software systems will comply with the Year 2000 requirements, and the Company currently does not anticipate that it will experience any material disruption to its operations as a result of the failure of any of its systems to be Year 2000 compliant. There can be no assurance, however, that computer systems operated by third parties, including customers, vendors, credit card transaction processors, and financial institutions, with which the Company's systems interface will continue to properly interface with the Company's systems and will otherwise be compliant on a timely basis with Year 2000 requirements. The Company currently is developing a plan to evaluate the Year 2000 compliance status of third parties with which its computer systems interface. Any failure of the Company's computer system or the systems of third parties to timely achieve Year 2000 compliance could have a material adverse effect on the Company's business, financial condition, and operating results.

Rights to Acquire Shares; Potential Issuance of Additional Shares

     As of May 15, 1998, options to acquire a total of approximately 1,071,144 shares were outstanding under the Company's 1993 Stock Option Plan (the "1993 Plan"). During the terms of such options, the holders thereof will have the opportunity to profit from an increase in the market price of Common Stock, with resulting dilution in the interests of holders of Common Stock. The existence of such stock options could adversely affect the terms on which the Company can obtain additional financing, and the holders of such options can be expected to exercise such options at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such options.

Shares Eligible for Future Sale; Potential Depressive Effect on Stock Price

     Sales of substantial amounts of Common Stock by shareholders of the Company, or even the potential for such sales, may have a depressive effect on the market price of the Common Stock. Of the 16,194,905 shares of Common Stock outstanding as of May 15, 1998, approximately 13,786,900 shares currently are eligible for resale in the public market without restriction or further registration unless held by an "affiliate" of the Company, as that term is defined under the Securities Act. The approximately 2,408,000 remaining shares of Common Stock outstanding are "restricted securities," as that term is defined in Rule 144 under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act, or pursuant to an exemption therefrom. The Company has registered an aggregate of approximately 498,800 shares of such "restricted securities" for resale pursuant to an effective registration statement. Affiliates also are subject to certain of the resale limitations of Rule 144 as promulgated under the Securities Act. Generally, under Rule 144, each person who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or an affiliate of the Company may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of the Company's then-outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares. An aggregate of approximately 1,901,000 shares held by certain officers and directors currently are available for sale under Rule 144. Sales of substantial amounts of Common Stock by shareholders of the Company, or even the potential for such sales, are likely to have a depressive effect on the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Capital Stock -- Shares Eligible for Future Sale."

Lack of Dividends

     The Company has never paid any cash dividends on its Common Stock and does not currently anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply its earnings to the expansion and development of its business.

Change in Control Provisions

     The Company's Amended and Restated Articles of Incorporation (the "Restated Articles"), Amended and Restated Bylaws (the "Restated Bylaws"), and Arizona law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when those attempts may be in the best interests of shareholders. The Restated Articles also authorize the Board of Directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting, liquidation, dividend, conversion, or other rights that adversely affect or dilute the voting power of the holders of Common Stock. See "Description of Capital Stock."

Cautionary Statement Regarding Forward-Looking Statements

     Certain statements and information contained in this Prospectus under the headings "Business" and "Risk Factors" concerning future, proposed, and anticipated activities of the Company, certain trends with respect to the Company's revenue, operating results, capital resources, and liquidity or with respect to the markets in which the Company competes or the motorsports industry in general, and other statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined in the Securities Act. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond the Company's control. Accordingly, actual results may differ, perhaps
materially,   from  those  expressed  in  or  implied  by  such  forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors."

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from sales of the Securities by the Selling Securityholders.

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future. Instead, the Company intends to apply its earnings to the expansion and development of its business. The future payment of dividends, if any, on the Common Stock is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. Furthermore, the terms of the Company's current credit facility impose limitations on the ability of the Company to pay dividends without the consent of the Company's lender.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998.

                                                                March 31, 1998
                                                              ------------------
                                                                (In thousands)

Long-term debt
   Notes payable and other long-term debt(1) .................      $9,331
   4 3/4% Convertible Subordinated Notes due 2005 ............     100,000
                                                                  --------
   Total long-term debt ......................................     109,331
Shareholders' equity
   Preferred stock, no par value, 5,000,000 shares authorized;
    no shares outstanding ....................................        --
   Common stock, $.01 par value, 25,000,000 shares authorized;
    16,183,239 shares issued and outstanding(2) ..............         162
   Additional paid-in capital ................................      86,990
   Retained earnings .........................................      25,716
                                                                  --------
   Total shareholders' equity ................................     112,868
                                                                  --------
Total capitalization .........................................    $222,199
                                                                  ========

------------
(1) The amounts shown exclude an aggregate of $20.0 million in principal amount of senior notes that mature in January 1999 and are classified as current obligations at March 31, 1998.
(2) Excludes (i) 1,094,810 shares of Common Stock reserved for issuance upon exercise of stock options outstanding as of March 31, 1998, and (ii) 648,860 shares reserved for issuance upon the exercise of stock options that may be granted in the future under the Company's stock option plans.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the Nasdaq National Market under the symbol "ACTN" since April 27, 1993. The following table sets forth the quarterly high and low sales prices of the Company's Common Stock on the Nasdaq National Market for the calendar periods indicated, as adjusted to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996:

                                                       High          Low
                                                       ----          ---
       1995:
       First Quarter .............................   $  3.69      $  2.38
       Second Quarter ............................      4.63         3.19
       Third Quarter .............................      9.25         4.25
       Fourth Quarter ............................      9.81         6.13
       1996:
       First Quarter .............................   $ 11.63      $  6.38
       Second Quarter ............................     20.50        10.75
       Third Quarter .............................     14.75         9.75
       Fourth Quarter ............................     19.50        12.50
       1997:
       First Quarter .............................   $ 24.25      $ 16.50
       Second Quarter ............................     29.00        18.00
       Third Quarter .............................     36.13        25.38
       Fourth Quarter ............................     38.00        23.00
       1998:
       First Quarter .............................   $ 38.88      $ 30.75
       Second Quarter (through May 15, 1998) .....     37.13        28.97

     As of May 15, 1998, there were 215 holders of record and approximately 5,750 beneficial owners of the Company's Common Stock. On May 15, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $30.31 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical financial data presented below as of and for each of the five years ended September 30, 1997 are derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data as of and for each of the six-month periods ended March 31, 1997 and 1998 are derived from the Company's unaudited financial statements. In the opinion of management, the historical financial data for the six months ended March 31, 1997 and 1998 include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation for such periods. The historical results of operations for the six months ended March 31, 1998 are not necessarily indicative of results to be expected for the year ending September 30, 1998. The selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements and the notes thereto incorporated by reference herein.

                                                          Fiscal Year Ended September 30,
                                       --------------------------------------------------------------------
                                            1993        1994        1995         1996           1997(1)
                                            ----        ----        ----         ----           -------
                                                (In thousands, except per share amounts and ratios)
Statement of Operations Data:
Sales:
 Collectibles .........................   $ 11,558    $12,802     $ 23,443     $ 40,904       $  63,846
 Apparel and souvenirs ................         --        143        1,190        1,961          60,430
 Promotional ..........................         --         --           --        1,351           5,085
 Other(2) .............................      3,550      3,924        1,498           --           1,019
                                          --------    -------     --------     --------       ---------
  Net sales ...........................     15,108     16,869       26,131       44,216         130,380
Cost of sales .........................      9,730     10,488       15,882       25,296          80,995
                                          --------    -------     --------     --------       ---------
Gross profit ..........................      5,378      6,381       10,249       18,920          49,385
Selling, general and administrative
 expenses .............................      6,552      5,808        6,115        9,262          24,564
Settlement costs ......................         --         --           --           --           5,400(3)
Amortization of goodwill and
 other intangibles ....................         --         --            4            4           1,286
                                          --------    -------     --------     --------       ---------
  Total operating expenses ............      6,552      5,808        6,119        9,266          31,250
Income (loss) from operations .........     (1,174)       573        4,130        9,654          18,135(3)
Interest income (expense)
 and other, net .......................        (66)      (164)          24          216          (1,225)
                                          --------    -------     --------     --------       ---------
Income (loss) before provision for
 (benefit from) income taxes ..........     (1,240)       409        4,154        9,870          16,910(3)
Provision for (benefit from)
 income taxes .........................        (69)      (224)       1,384        3,917           6,764
                                          --------    -------     --------     --------       ---------
Net income (loss) .....................   $ (1,171)   $   633     $  2,770     $  5,953       $  10,146(3)
                                          ========    =======     ========     ========       =========
Net income (loss) per common
 share, assuming dilution(4) ..........   $  (0.21)   $  0.08     $   0.26     $   0.46       $    0.69(3)
                                          ========    =======     ========     ========       =========
Weighted average number of
 common shares,
 assuming dilution(4) .................      5,662      9,566       10,899       13,028          14,624
Other Financial Data:
EBITDA(5) .............................   $   (726)   $ 1,248     $  5,036     $ 11,346       $  22,612
Ratio of earnings to fixed charges(6)          N/A        2.2x        14.8x        44.7x            7.8x

Consolidated Balance Sheet Data
 (at end of period):
Cash and cash equivalents .............   $  1,719    $ 1,134     $  6,760     $  4,983       $  29,318
Working capital .......................      3,186      5,699       11,922       18,093          56,975
Total assets ..........................      8,565     11,656       23,351       31,649         141,325
Total long term debt ..................        452        266          288          365          22,586
Shareholders' equity ..................      5,744      6,909       18,890       26,996         103,169

                                              Six Months Ended
                                                 March 31,
                                       ----------------------------
                                           1997         1998(1)
                                           ----         -------
Statement of Operations Data:
Sales:
 Collectibles .........................  $ 23,522     $  46,217
 Apparel and souvenirs ................    18,334        45,625
 Promotional ..........................     1,355         2,977
 Other(2) .............................       267         1,254
                                         --------     ---------
  Net sales ...........................    43,478        96,073
Cost of sales .........................    26,302        60,855
                                         --------     ---------
Gross profit ..........................    17,176        35,218
Selling, general and administrative
 expenses .............................     9,256        18,735
Settlement costs ......................        --           950(3)
Amortization of goodwill and
 other intangibles ....................       495         1,690
                                         --------     ---------
  Total operating expenses ............     9,751        21,375
Income (loss) from operations .........     7,425        13,843(3)
Interest income (expense)
 and other, net .......................      (750)       (1,024)
                                         --------     ---------
Income (loss) before provision for
 (benefit from) income taxes ..........     6,675        12,819(3)
Provision for (benefit from)
 income taxes .........................     2,670         5,128
                                         --------     ---------
Net income (loss) .....................  $  4,005     $   7,691(3)
                                         ========     =========
Net income (loss) per common
 share, assuming dilution(4) ..........  $   0.29     $    0.46(3)
                                         ========     =========
Weighted average number of
 common shares,
 assuming dilution(4) .................    13,786        16,591
Other Financial Data:
EBITDA(5) .............................     9,341        18,207
Ratio of earnings to fixed charges(6)         7.6x          7.8x

Consolidated Balance Sheet Data
 (at end of period):
Cash and cash equivalents .............  $ 29,318     $  97,405
Working capital .......................    56,975       110,058
Total assets ..........................   141,325       276,473
Total long term debt ..................    22,586       109,331
Shareholders' equity ..................   103,169       112,868

------------
(1) Fiscal 1997 results include the results of operations of Sports Image, Motorsports Traditions, RYP, Image Works, and Simpson, beginning as of their respective dates of acquisition. Results for the six months ended March 31, 1998 include the operating results obtained from the Rusty
    Wallace Acquisition and the Revell Acquisition, beginning as of their respective dates of acquisition.
(2) Includes the revenue of the Company's M-CarTM operations through the discontinuation of those operations in September 1994 and the revenue of the Company's mini vehicle operations through the discontinuation of those operations in March 1995. Includes royalty and license fees beginning in fiscal 1997.
(3) The  Company  recognized  a one-time charge of approximately $5.4 million in fiscal 1997 for costs and legal and other expenses related to the settlement of a lawsuit. Excluding the one-time charge, fiscal 1997 income from operations, income before provision for income taxes, net income, and net income per common share, assuming dilution, would have been approximately $23,535, $22,310, $13,386, and $0.92, respectively. Amounts for the six months ended March 31, 1998 include a one-time charge of approximately $950,000 for costs and legal and other expenses related to the settlement of a lawsuit. Excluding the one-time charge, income from operations, income before provision for income taxes, net income, and net income per common share, assuming dilution, for the six months ended March 31, 1998 would have been approximately $14,793, $13,769, $8,261, and
    $0.50, respectively.
(4) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."
(5) EBITDA represents income before interest, extraordinary items, depreciation and amortization expense, and federal and state income taxes. EBITDA generally is considered to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as a measure of a company's profitability or liquidity.
(6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. Earnings were inadequate to cover fixed charges in fiscal 1993 ($1,240).

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

     The following unaudited pro forma condensed combined statements of operations of the Company for the fiscal year ended September 30, 1997 and the six months ended March 31, 1998 give effect to the acquisitions of Sports Image, Motorsport Traditions, RYP, Image Works, and Simpson (the "Fiscal 1997 Acquisitions"), and the Rusty Wallace Acquisition, the Revell Acquisition, and the acquisition of Brookfield (the "Fiscal 1998 Acquisitions"), assuming that those acquisitions were completed on October 1, 1996. The unaudited pro forma condensed combined statements of operations presented herein do not purport to represent what the Company's actual results of operations would have been had those acquisitions occurred on that date or to project the Company's results of operations for any future period.

         Unaudited Pro Forma Condensed Combined Statement of Operations
                  for the Fiscal Year Ended September 30, 1997
                    (In thousands, except per share amounts)

                                                                     Acquired      Pro Forma           Pro Forma
                                                     The Company   Companies(1)   Adjustments          Combined
                                                     -----------   ------------   -----------          --------
Net sales .........................................   $130,380        $62,752     $    (9,550)(2)      $ 183,582
Cost of sales .....................................     80,995         42,800          (8,855)(2)(3)     114,940
                                                      --------        -------     -----------          ---------
   Gross profit ...................................     49,385         19,952            (695)            68,642
Selling, general, and administrative expense ......     25,850         17,344           1,483(3)          44,677
Settlement costs ..................................      5,400              0               0              5,400
                                                      --------        -------     -----------          ---------
Income from operations ............................     18,135          2,608          (2,178)            18,565
Interest income (expense) and other, net ..........     (1,225)            79          (1,166)(4)         (2,312)
                                                      --------        -------     -----------          ---------
Income before provision for income taxes ..........     16,910          2,687          (3,344)            16,253
Provision for income taxes ........................      6,764              0            (263)(5)          6,501
                                                      --------        -------     -----------          ---------
   Net income .....................................   $ 10,146        $ 2,687     $    (3,081)         $   9,752
                                                      ========        =======     ===========          =========
Net income per common share, assuming dilution ....   $   0.69                                         $    0.66(6)
                                                      ========                                         =========
Weighted average number of common shares,
 assuming dilution ................................     14,624                                            14,805(6)

------------
(1) Reflects (a) the historical operations of each of the Fiscal 1997 Acquisitions from October 1, 1996 through the respective dates of acquisition, and (b) the historical operations of the Fiscal 1998 Acquisitions from October 1, 1996 through September 30, 1997.
(2) Reflects the elimination of intercompany sales.
(3) Reflects (a) the amortization of goodwill and other intangibles associated with each of the Fiscal 1997 Acquisitions through the respective dates of acquisition, and (b) the amortization of goodwill and other intangibles associated with the Fiscal 1998 Acquisitions. Does not reflect any cost savings associated with the reduction of overhead or the elimination of duplicative functions or consolidation of facilities.
(4) Reflects additional interest expense associated with the financing of the Fiscal 1997 Acquisitions and the Fiscal 1998 Acquisitions.
(5) Reflects the income tax provision based on applying the pro forma estimated effective income tax rate of the combined companies.
(6) Reflects the issuance of 791,939 shares of Common Stock as a portion of the consideration paid to the sellers (including the maximum number of shares issuable to the seller of Brookfield on or before December 31, 1998).

        Unaudited Pro Forma Condensed Combined Statement of Operations
                    for the Six Months Ended March 31, 1998
                    (In thousands, except per share amounts)

                                                                     Acquired         Pro Forma            Pro Forma
                                                     The Company   Companies(1)      Adjustments           Combined
                                                     -----------   ------------      -----------           --------
Net sales .........................................   $ 96,073       $10,439       $    (3,200)(2)        $ 103,312
Cost of sales .....................................     60,855         5,988            (3,019)(2)(3)        63,824
                                                      --------       -------       -----------            ---------
   Gross profit ...................................     35,218         4,451              (181)              39,488
Selling, general, and administrative expense ......     20,425         2,614               205(3)            23,244
Settlement costs ..................................        950             0                 0                  950
                                                      --------       -------       -----------            ---------
Income from operations ............................     13,843         1,837              (386)              15,294
Interest income (expense) and other, net ..........     (1,024)          (90)             (215)(4)           (1,329)
                                                      --------       -------       -----------            ---------
Income before provision for income taxes ..........     12,819         1,747              (601)              13,965
Provision for income taxes ........................      5,128             0               463(5)             5,591
                                                      --------       -------       -----------            ---------
   Net income .....................................   $  7,691       $ 1,747       $    (1,064)           $   8,374
                                                      ========       =======       ===========            =========
Net income per common share, assuming dilution ....   $   0.46                                            $    0.50(6)
                                                      ========                                            =========
Weighted average number of common shares,
 assuming dilution ................................     16,591                                               16,618(6)

------------
(1) Reflects the historical operations of each of the Fiscal 1998 Acquisitions from October 1, 1997 through the respective acquisition dates.
(2) Reflects the elimination of intercompany sales.
(3) Reflects the amortization of goodwill and other intangibles associated with each of the Fiscal 1998 Acquisitions through the respective acquisition dates. Does not reflect any cost savings associated with the reduction of overhead or the elimination of duplicative functions or consolidation of facilities.
(4) Reflects additional interest expense associated with the financing of the Fiscal 1998 Acquisitions through the respective acquisition dates.
(5) Reflects the income tax provision based on applying the pro forma estimated effective income tax rate of the combined companies.
(6) Reflects the assumed issuance of the maximum number of shares issuable to the seller of Brookfield on or before December 31, 1998.

                                   BUSINESS

     The Company is the leader in the design and sale of licensed motorsports collectible and consumer products in the United States. The Company's products include die-cast scaled replicas of motorsports vehicles, apparel (including t-shirts, hats, and jackets), and souvenirs. The Company markets its products pursuant to license arrangements with popular race car drivers (including exclusive license arrangements with seven-time Winston Cup champion Dale Earnhardt, 1995 and 1997 Winston Cup champion Jeff Gordon, 1989 Winston Cup champion Rusty Wallace, and seven-time NHRA Funny Car champion John Force), car owners, car sponsors, automobile manufacturers, and NASCAR. The Company's motorsports collectibles and most of the Company's apparel and souvenirs are manufactured by third parties, generally utilizing the Company's designs, tools, and dies. The Company screen prints and embroiders a portion of the licensed motorsports apparel that it sells.

     The Company markets its products to approximately 5,000 specialty retailers either directly or through its wholesale distributor network; to motorsports enthusiasts directly through its Collectors' Club, which currently has approximately 123,000 members; and through mobile trackside souvenir stores, promotional programs for corporate sponsors, and fan clubs. The Company also distributes certain of its products to mass retailers through its in-house sales force and wholesale distributors. In addition, the Company has a license agreement with Hasbro, a multi-billion dollar toy and game manufacturer, covering the exclusive sale by Hasbro of a new line of motorsports-related products in the mass-merchandise market.

Industry Overview

     Motorsports racing in the United States consists of several distinct segments, each with its own organizing bodies and events. The largest segment, in terms of attendance and media exposure, is stock car racing, which is dominated by NASCAR. The other principal segments are drag racing, with NHRA the most important organizing body, and Indy car racing, controlled by the Indy Racing League and Championship Auto Racing Teams.

     According to USA Today, motorsports racing is the fastest growing spectator sport in the United States. In 1997, approximately 16.9 million people attended motorsports' premier events, an increase of more than 9% compared with 1996 attendance. Approximately 6.1 million fans attended the 32 races in the NASCAR Winston Cup series in 1997, representing attendance of more than 190,000 per event, approximately 2.5 times the average attendance of 75,643 per Winston Cup event in 1985. NHRA attendance also has grown significantly in recent years, reaching total attendance of almost 2.2 million in 1997. Motorsports events also have achieved significant success on television, with coverage of NASCAR and NHRA races provided by broadcast and cable television networks, such as ABC, CBS, ESPN, TBS, and TNN, in addition to regional sports networks. Several leading cable companies have joined forces to launch Speedvision, a motorsports cable network. USA Today reports that TV ratings are growing even faster than attendance. According to Nielson Media Research reports, more than 115 million people tuned in to NASCAR's televised events in 1997. The Company believes that the recent construction of new superspeedways in Los Angeles, California; Dallas/Ft. Worth, Texas; Las Vegas, Nevada; and other major cities will stimulate continued growth in the motorsports industry through increased exposure to new racing enthusiasts and markets.

     The growing popularity of motorsports has been recognized by corporate America. According to NASCAR, more than 70 of the Fortune 500 companies utilize motorsports sponsorship or other activities as part of their marketing strategies. Published reports indicate that corporate sponsors will spend an estimated $1.1 billion on motorsports marketing programs in 1998, with NASCAR teams and venues attracting an estimated $476 million.

Growth Strategy

     The Company pursues a strategy designed to continue its leadership position in the motorsports collectible and consumer products industry and to provide top race car drivers and other licensors with a broad range of revenue-producing opportunities throughout their careers. Key aspects of this strategy include (i) continuing to enhance its existing products and introduce new products that appeal to racing enthusiasts, (ii) expanding and strengthening its licensing arrangements, (iii) pursuing strategic acquisitions and alliances, (iv) expanding existing and identifying new distribution channels, and (v) developing promotional programs for corporate sponsors.

Enhancing Existing and Introducing New Products

     The Company continually seeks to enhance its existing products and to introduce new products that appeal to auto racing enthusiasts, including products for sale exclusively through its Collectors' Club. During the last two years, the Company has expanded its lines of die-cast collectibles to include NHRA drag racing and NASCAR's "Craftsman Truck" racing series. During fiscal 1997, the Company developed and introduced the higher priced "Elite" series of die-cast collectibles, which feature detailed equipment such as spark plug wires, braided hoses, and realistic suspension systems. The Revell Acquisition provides the Company with additional lines of high-quality die-cast motorsports collectibles that the Company intends to market under various well-recognized "Revell" trademarks at price points that are different from those of the Company's existing die-cast product lines. The Company also has expanded its consumer product offerings to include licensed motorsports apparel, souvenir, and other consumer products. In addition, the Company has entered the retail mass-merchandise market through a license agreement with Hasbro, under which Hasbro manufactures and markets, with the Company's assistance, a line of motorsports products that do not compete with the Company's core products. The Company also may expand its product offerings by introducing new lines of collectibles and other products designed to appeal to enthusiasts of different types of motorsports circuits.

     The Company believes that its ongoing investment in tooling enables the Company to produce die-cast products of higher quality and detail than those produced by its competitors. The Company has invested more than $20.6 million in its proprietary tooling, which contributes significantly to the quality of the Company's products and is critical to imparting the high level of detail and quality that collectors demand. The Company intends to continue investing in its proprietary tooling in order to upgrade and expand existing product lines and to add new products. The Company strives to enhance the demand for and to increase the value of its collectible products by offering limited numbers of each item.

Expanding and Strengthening Licensing Arrangements

     The Company focuses on expanding and strengthening its relationships with existing licensors as well as entering into licensing arrangements with additional motorsports personalities in order to further solidify its position as the leader in the motorsports marketplace. The Company believes that its licensing arrangements with top race car drivers (including Dale Earnhardt, Jeff Gordon, Rusty Wallace, Dale Jarrett, and John Force), car owners, manufacturers, and corporate sponsors provide the Company with a competitive advantage. In connection with the Revell Acquisition, the Company entered into a 10-year license agreement under which it has the right to market certain die-cast products under the well-recognized "Revell" trademark. These licensing arrangements enable the Company to manufacture and distribute distinctive collectibles and other products to the growing market of motorsports enthusiasts.

Pursuing Strategic Acquisitions or Alliances

     The Company seeks to acquire existing businesses and enter into strategic alliances that it believes will enable the Company to introduce new products or expand its product lines, to leverage or expand its licensing arrangements, or to improve its distribution channels. In evaluating a proposed acquisition candidate, the Company considers a number of factors, including the quality of its management, its historical operating results and future earnings potential, the size and anticipated growth of the market it serves and its relative position in that market, and competitive factors. Following each acquisition, the Company takes steps to enhance the operating efficiencies of the acquired business. During fiscal 1997, the Company acquired Sports Image, Motorsport Traditions, RYP, Image Works, and Simpson. In addition, during fiscal 1997, the Company entered into strategic alliances with Hasbro, NASCAR, and several of the most popular Winston Cup racing teams. In the first two quarters of fiscal 1998, the Company (i) acquired the assets related to the motorsports die-cast collectible product lines of Revell and entered into a strategic alliance with Revell involving extensive product licensing and distribution arrangements;
(ii)
entered into an exclusive license arrangement with Richard Childress Racing Enterprises, Inc. that gives the Company rights with respect to several of the most popular racing teams; (iii) completed the Rusty Wallace Acquisition; (iv) acquired Brookfield; and (v) made a $1.0 million equity investment in LBE Technologies, Inc. ("LBET") and entered into a strategic alliance with LBET that provides the Company with exclusive merchandising rights at each of LBET's "NASCAR Silicon Motor Speedway" centers.

Expanding Existing and Identifying New Distribution Channels

     The Company plans to continue to expand its existing distribution channels and to identify new distribution channels. Prior to the Company's fiscal 1997 acquisitions, the Company distributed its products primarily to approximately 5,000 specialty retailers through its wholesale distribution network and directly to motorsports enthusiasts through its Collectors' Club. The Company intends to continue to develop new programs designed to enhance sales through the Collectors' Club and its wholesale distribution network. The fiscal 1997 acquisitions of Sports Image and Motorsport Traditions, which distributed products directly to many of those 5,000 specialty retailers, also add complementary distribution channels, such as mobile trackside souvenir stores and fan clubs, and provide the Company with the opportunity to cross-market its die-cast, apparel, and souvenir products through all of its distribution channels. As a result of the Revell Acquisition, the Company markets certain of the Company's die-cast collectibles to hobby shops where Revell's model kits currently are sold. The acquisition of Image Works provided the Company with immediate access to mass merchandising channels for its licensed motorsports apparel and other products through large retailers, such as Wal-Mart, K-Mart, and Target, as well as Image Works' catalog merchandising programs targeted at corporate motorsports sponsors. In addition, the license agreement with Hasbro
has provided the Company with a source of licensing revenue from the       mass-
merchandise market without committing substantial resources to manufacturing and marketing activities. The Company believes that targeting products to specific market niches identified by its database management systems, distributing its products through the distribution channels of major corporate sponsors of motorsports, distributing its products in international markets, and developing on-line ordering capabilities on its Internet website may represent increasingly important new distribution channels in the future.

Developing Corporate Promotional Programs

     The Company provides complete marketing services to create corporate promotional programs for large corporate sponsors. Promotional programs typically involve special productions of the Company's licensed die-cast replicas, apparel, souvenirs, or other consumer products as a low-cost or free award to increase brand awareness and name recognition of the corporate sponsor. For example, in fiscal 1997 the Company completed a promotional program that appeared on boxes of Wheaties- cereal and offered two special-edition Dale Earnhardt Wheaties- die-cast replicas, a t-shirt, and a hat. The Company also recently completed promotional programs for "NAPA" auto parts and "Jurassic Park -- The Ride." In conjunction with Miller Brewing Company and other corporate sponsors, the Company has developed and implemented a promotional program in which Rusty Wallace and John Force will drive specially painted "Elvis Presley" cars at selected races in 1998. The Company and the corporate sponsors will market a broad variety of die-cast vehicles and other collectibles, apparel, and souvenirs based on the "Elvis" program. The Company plans to pursue additional promotional programs and currently is in discussions to develop programs with major corporate sponsors.

Products and Services

Die-Cast Scaled Replica Vehicles

     The Company designs and markets scaled replicas of motorsports-related vehicles that are constructed using die-cast bodies and chassis with free-spinning wheels and tires. The Company markets its die-cast racing collectibles pursuant to approximately 300 active licenses with race car drivers, owners, and sponsors as well as under license agreements with NASCAR, Ford Motor Company, and several divisions of General Motors Corp. The die-cast collectibles offered by the Company relate to stock car, NHRA drag racing, "Super Truck" racing, USAC racing, and "World of Outlaws" sprint car racing. The Company's die-cast collectibles consist of (i) 1:64th, 1:43rd, 1:24th, and 1:18th scale replicas of actual racing vehicles, which are approximately three inches, five inches, eight inches, and eleven inches long, respectively; (ii) 1:96th and 1:64th scale racing vehicle transporters; (iii) a 1:16th scale pit wagon; and (iv) 1:24th scale dually trucks with trailers. The Company's die-cast replicas typically range in price at retail from approximately $9.00 to $75.00 per item, depending on size, type of vehicle, and level of detail. A 1:24th scale replica of an actual racing vehicle typically retails for $35.00. The Company offers its die-cast collectibles primarily through its wholesale distributor network to specialty retailers, through its Collectors' Club, through mobile trackside stores, and through corporate promotional programs. See "Business -- Sales and Distribution."

     Historically,  the  Company  designed  and  marketed  die-cast collectibles featuring drivers and vehicles from the NASCAR Winston Cup series. During fiscal 1995, the Company began the development of several new lines of die-cast collectibles featuring replicas of vehicles from other popular motorsports. The Company successfully introduced its line of Winston NHRA Top Fuel Dragsters and a line of die-cast collectible replicas from the popular new NASCAR "Craftsman Truck" series in fiscal 1995 and introduced its line of Top Fuel Funny Car replicas in fiscal 1996. In addition, during the second half of fiscal 1997 the Company introduced the "Elite" series of die-cast replicas of NASCAR racing vehicles, which feature highly detailed equipment such as spark plug wires, braided hoses, and realistic suspension systems. The Company sells the Elite series of collectibles exclusively through the Collectors' Club for approximately $75.00 per replica vehicle.

     The  Company  enhances  the  collectible  value  and appeal of its products through various measures. These measures include (i) designing die-cast collectibles that include features that are not offered by the Company's competitors; (ii) limiting the quantities of each item that it produces and sells; (iii) specifying on the packaging material of certain die-cast collectibles the quantity of that limited-edition item actually produced; (iv) offering certain items only through its Collectors' Club; and (v) designing and developing new packaging concepts to improve the display of each collectible item.

Motorsports Consumer Products

     The Company markets various licensed motorsports apparel, souvenirs, and other consumer products, including t-shirts, jackets, hats, miniature replica helmets, coffee mugs, pins, and key chains. Each of the motorsports consumer products generally features the name, likeness, and car number of a popular race car driver. The Company intends to acquire licenses with additional drivers and to develop new motorsports consumer products, including items bearing the "NASCAR" name and logo in connection with the Company's license agreement with NASCAR. The Company's licensed motorsports apparel items utilize unique and creative designs that are printed or applied to high-quality shirts, hats, jackets, and other products. The Company designs and sells its motorsports apparel products in sizes ranging from infant to youth to men's and women's adult sizes. The Company designs its motorsports consumer products primarily for high-volume distribution through retail outlets, mobile trackside stores, and promotional programs with corporate sponsors of racing teams and racing events. See "Business -- Sales and Distribution."

Mass-Merchandise License

     The Company licenses Hasbro to produce a line of motorsports-related products specifically designed for the mass-merchandise market. See "Business -- Licenses." Under this license, Hasbro currently markets a line of die-cast replicas of racing vehicles, which was jointly developed by the Company and Hasbro, under the "Winner's Circle" brand name. The mass-market die-cast products manufactured and marketed by Hasbro are completely distinct from the Company's current products and do not compete directly with the Company's limited-edition motorsports die-cast collectible products. Under the agreement, Hasbro may market other licensed motorsports products, including radio-
controlled cars, slot car sets, games (such as electronic and CD-ROM interactive games), plush toys, figurines, play sets, walkie talkies, and other items similar to products that Hasbro currently markets under the "Kenner," "Tonka," and "Milton Bradley" brand names.

     The Company believes that the license agreement with Hasbro allows the Company to capitalize on opportunities in the mass-merchandise market. The agreement enables the Company to remain focused on its core business of designing and marketing motorsports collectibles, apparel, and souvenir products while enabling the Company to benefit from Hasbro's retail mass-merchandise marketing expertise and resources. The agreement also provides a means of expanding the Company's product offerings without committing substantial resources to manufacturing and marketing activities or subjecting it to the risks inherent in the mass-merchandise market.

Corporate Promotional Programs

     The Company provides comprehensive marketing services designed to create corporate promotional programs for large corporate sponsors that advertise in motorsports. Many corporations sponsor racing vehicles or events and advertise at motorsports events and in motorsports-related media in order to increase awareness of their brands among consumers and to encourage consumers to purchase their products. The Company provides design services, graphic artists, and the capacity to deliver a wide array of promotional products, such as die-cast replicas, t-shirts, and hats. The corporate sponsors use these products either as free or low-cost awards with the purchase of their own products or in sweepstakes or other promotions. The Company also provides in-house marketing and distribution support for its promotional programs, including in-bound order processing, order fulfillment, sweepstakes processing, and redemption programs. Die-cast replica vehicles sold as promotional items are not sold through the Company's wholesale distribution network or through its Collectors' Club.

Action Sports Management

     The Company represents a number of top race car drivers in a broad range of licensing and other revenue-producing opportunities, including product licenses, corporate sponsorships, endorsement contracts, and speaking engagements. The Company provides a number of services designed to enable drivers to maximize revenue opportunities throughout their careers. Since the commencement of its sports management business in fiscal 1996, the Company has entered into exclusive agreements to represent seven-time Winston NHRA Funny Car champion John Force and other popular drag racing drivers, including Darrell Alderman, Mike Dunn, Scott Geoffrion, and Darrell Gwynn. As a result of the Company's ability to represent drivers effectively in obtaining favorable licensing arrangements and other revenue opportunities, the Company believes that it is well-positioned to attract and retain top race car drivers.

Sales and Distribution

     The Company markets its die-cast collectibles to approximately 5,000 specialty retailers through its wholesale distributor network, through its Collectors' Club, through mobile trackside stores, and through corporate promotional programs. The Company markets its motorsports consumer products primarily through direct trackside sales to race fans; through an in-house sales force and independent representatives to approximately 5,000 specialty retailers and to major discount and department stores, retail automotive product outlets, and convenience stores; and through promotional programs with corporate sponsors.

Wholesale Distribution

     Die-Cast Collectibles. The Company markets its die-cast collectibles on a wholesale basis through approximately 30 distributors operating in the United States. The distributors solicit orders for the Company's die-cast products from approximately 5,000 specialty retailers throughout the United States. The retailers include stores specializing in motorsports collectibles and apparel and stores specializing in other sports collectible items. As a result of the Revell Acquisition, the Company markets certain of the Company's die-cast collectibles to hobby shops where Revell's model kits currently are sold. Employees of the Company attend trade shows in an effort to attract new distributors and retailers to its network. The Company advertises its die-cast collectibles in newspapers and magazines covering motorsports and the collectibles markets. These advertisements encourage consumers to contact the nearest retailers to purchase the Company's die-cast collectibles. The Company also takes measures to increase consumer awareness of its products through radio and television advertising, including promotion of its collectibles on "home shopping" television programs and advertising during popular television programs of interest to motorsports enthusiasts.

     Consumer Products. The Company's in-house sales force and independent representatives market certain motorsports consumer products on a wholesale basis to major discount and department stores, such as Wal-Mart, K-Mart, and Target, to automotive retail stores, and to convenience stores. The
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Company  also  utilizes  its  distributor  network  as well as an in-house sales force and independent representatives to market its motorsports apparel, souvenirs, and other consumer products on a wholesale basis to the same specialty retailers that sell its die-cast collectibles.

Collectors' Club

     The Company markets certain of its die-cast collectibles exclusively through its Collectors' Club. Members of the Company's Collectors' Club pay a lifetime membership fee that entitles them to receive membership premiums, a quarterly magazine, catalogs, and other special sales materials highlighting the Company's collectibles and other products. Membership in the Collectors' Club increased from approximately 22,000 members in September 1994 to approximate 123,000 members as of March 31, 1998. The Company strives to increase collector interest in its products and to enhance its products' value as collectibles by (i) offering certain items exclusively through its Collectors' Club; (ii) producing a limited number of each collectible; and
(iii) limiting the number of a particular item that each member may purchase. Following the acquisitions of Sports Image and Motorsport Traditions, the Company developed a line of licensed motorsports apparel and souvenirs to offer exclusively through its Collectors' Club. The Company advertises its Collectors' Club in publications that focus on motorsports or the collectibles industry and through limited radio and television advertisements.

     The Company employs customer service representatives and an automated call distribution telephone system to take membership applications, take customer orders, and handle customer inquiries. The Company utilizes an advanced telephone and computer system that combines telemarketing functions, computerized order processing, and automated warehouse operations to answer and process telephone orders to its Collectors' Club more effectively and efficiently and to accommodate the significant growth in club membership in recent years. The system also enables the Company to track the effectiveness of each advertisement and to target its marketing and advertising programs accurately for enhanced impact.

Trackside Sales

     Average attendance at NASCAR Winston Cup racing events grew to approximately 190,000 fans per race during 1997. The Company currently operates 20 fully equipped mobile trackside stores to capitalize on this large base of potential customers. Some or all of the Company's mobile trackside stores travel to each NASCAR Winston Cup race (32 events in 1997) as well as to other selected racing events. Each mobile trackside store is decorated with the logos and color scheme of a particular racing team and driver and sells a complete assortment of licensed motorsports apparel, souvenirs, and die-cast collectibles dedicated to that team and driver. These mobile stores represent the only trackside opportunities for racing enthusiasts to purchase motorsports products using the name and likeness of the driver and racing team featured in each store. In connection with the Revell Acquisition, the Company acquired the exclusive rights to market "Revell" plastic model kits at trackside stores at all NASCAR, NHRA, and other major motorsports events throughout the United States.

Corporate Promotional Programs

     The Company creates promotional programs for large corporate sponsors of motorsports. The Company plans to pursue future promotional programs and currently is in discussions with major race car drivers and corporate sponsors in its effort to develop such programs. See "Business -- Products and Services -- Corporate Promotional Programs."

Design and Production

Die-cast Scaled Replica Vehicles

     The  Company  designs  each  die-cast  collectible  that  it  markets.  The
Company's design artists take numerous photographs of the actual racing cars, trucks, and other vehicles to be produced as die-cast replicas. Working from these photographs, the Company's artists and engineers use computer software to create detailed scale renderings of the vehicles. After approval of the rendering by the vehicle owner, driver, or racing team sponsor, the Company supplies computerized renderings to one of its manufacturers in China. The manufacturer produces a sample or model, which the Company then inspects for quality and detail. After final approval, the manufacturer produces the die-cast replicas, packages them, and ships the finished products to the Company or, in certain instances, directly to the Company's customers.

     The Company's die-cast collectibles (other than products sold under the "Revell" trademark) are manufactured under an exclusive agreement with a third-party manufacturer in China. The term of the agreement currently extends through December 31, 1998 and automatically renews for successive one-year terms unless terminated by either party by giving written notice to the other party at least 90 days prior to the end of the then-current term. The Company owns a significant portion of the tooling that the third-party manufacturer uses to produce die-cast collectibles for the Company and has partial control over the production of its die-cast collectibles under the manufacturing agreement. The Company invested approximately $2.6 million and $7.0 million in tooling for its proprietary line of die-cast collectibles in fiscal 1996 and fiscal 1997, respectively. The Company believes the breadth and quality of the tooling program provides the Company with a competitive advantage in the motorsports collectible market. The Company intends to make additional investments in tooling in order to support the growth of its business. The Company also devotes a significant amount of time and effort to the production of its die-cast collectibles to ensure that the resulting products display a level of quality and detail that is superior to competing products, including opening hoods and trunks, detailed engines, working suspensions, and pad printing instead of stickers or decals. The Company believes that its overseas manufacturer of die-cast collectibles is dedicated to high quality and productivity as well as support for new product development. An affiliate of the Company's China-based die-cast manufacturer currently owns 450,000 shares of the Company's Common Stock. The Company believes that this ownership interest further aligns the interests of the manufacturer with those of the Company.

     In connection with the Revell Acquisition, the Company acquired the tooling and dies utilized to manufacture the Revell-trademarked lines of die-cast products. These tools and dies are located at the facilities of two additional third-party manufacturers in China, and the Company has made arrangements with those manufacturers to continue producing the Revell-trademarked die-cast products for the Company. The Company believes that its new third-party manufacturers have demonstrated their ability to produce high-quality die-cast products and are committed to maintaining their standards of quality and productivity following the Revell Acquisition. The Company intends to make additional investments in the tooling utilized in manufacturing these new product lines in order to support the growth in sales of
Revell-trademarked products, to develop and introduce new lines of Revell-trademarked products, and to ensure that those products are manufactured to the Company's standards of quality. Although the Company believes that its new manufacturing arrangements will provide the Company some protection against the risks inherent in relying on a single manufacturer for its die-cast products, the Company currently does not have a formal, long-term arrangement with either of its new third-party manufacturers. See "Risk Factors -- Dependence on Third Parties for Manufacturing."

Motorsports Consumer Products

     The Company currently designs substantially all of its licensed motorsports apparel, souvenirs, and other consumer products and arranges for the manufacture of most of such products on a purchase order basis with third-party manufacturers located primarily in the United States. As a result of its recent acquisition of Image Works, the Company now screen prints and embroiders a portion of the licensed motorsports apparel that it sells. The Company's graphic artists and product designers seek to develop unique products and artistic designs that will appeal to motorsports enthusiasts and distinguish the Company's apparel and souvenir products from those of its competitors. The Company's artists and designers also work closely with the third-party manufacturers in order to ensure that the products conform to design specifications and meet or exceed quality requirements. The Company believes that a number of alternative manufacturers for each of these products is readily available in the event that the Company is unable to obtain products from any particular manufacturer. The Company owns the tooling and dies used to manufacture certain of its motorsports consumer products. As the Company develops new motorsports consumer products that require specialized tooling, the Company intends to build or purchase the new tooling that will be required to permit the third-party manufacturers to produce those items.
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
Licenses

Product Licenses

     The Company focuses on developing long-term relationships with and engages in comprehensive efforts to license the most popular drivers and car owners in each top racing category, their sponsors, and others in the motorsports industry. The Company currently has licenses with approximately 300 race car drivers, car owners, and car sponsors as well as with NASCAR, Ford Motor
Company, several divisions of General Motors Corp., and PACCAR, Inc. (the manufacturer of Kenworth and Peterbilt trucks). The Company continually strives to strengthen its relationships with licensors and to develop opportunities to market innovative collectible and consumer products that appeal to motorsports enthusiasts. The Company believes that its license agreements with top race car drivers, such as seven-time Winston Cup champion Dale Earnhardt, 1995 and 1997 Winston Cup champion Jeff Gordon, 1989 Winston Cup champion Rusty Wallace, seven-time NHRA Funny Car champion John Force, Kenny Bernstein, Dale Jarrett, Mark Martin, Bill Elliot, and Bobby Labonte, significantly enhance the collectible value and marketability of its products. By aligning itself with top racing personalities and providing a broad range of revenue opportunities, the Company believes that it will be able to leverage those relationships to attract additional drivers in order to generate increased revenue for the Company as well as increased earnings for the drivers.

     Except for its licenses with Dale Earnhardt, Jeff Gordon, Rusty Wallace, and certain race car team owners, as described below, the licenses with race car drivers generally provide for a term of one year and permit the Company to use the driver's name, photograph or likeness, and autograph; the licenses with race car owners generally provide for a term of one year and permit the Company to use the car number and colors; the licenses with manufacturers provide for terms of two or more years and permit the Company to reproduce the cars or trucks themselves; and the license agreements with various sponsors generally provide for terms of one to three years and permit the Company to reproduce the sponsors' decals and logos as they appear on the cars or trucks. Depending upon the particular agreement, the individual licenses either renew automatically, may be renewed or extended upon written request by the Company, or expire at the end of the specified term. The agreements with the drivers, car owners, car and truck manufacturers, and car sponsors provide for payments by the Company to the licensors of either (i) a fixed dollar amount, which may include a substantial advance to the licensor; (ii) a fixed amount per item sold by the Company pursuant to the license; (iii) a percentage of the net sales for a program or a percentage of the Company's wholesale price per item sold by the Company pursuant to the license; or (iv) a combination of the above. License agreements with certain sponsors do not require payments by the Company to the licensors because of the advertising value provided to the licensor as a result of having its decals and logos displayed on the Company's products. The Company continually strives to renew existing agreements or to enter into new license agreements with existing or new drivers, car owners, and car sponsors and to develop new product programs pursuant to its license agreements in its effort to maintain its leadership position in the motorsports licensed products industry.

Dale Earnhardt License Agreement

     In connection with the acquisition of Sports Image, the Company entered into a license agreement with Dale Earnhardt (the "Earnhardt License") under which the Company has the right to market licensed motorsports products utilizing the likeness of Mr. Earnhardt. Under the Earnhardt License, Mr.
Earnhardt also granted the Company the right of first refusal to make, have made, use, sell, or otherwise distribute any new licensable products that Mr. Earnhardt becomes aware of and approves for marketing. The Earnhardt License also provides that Mr. Earnhardt will not personally market and will not permit others to market, through the same channels of distribution used by the Company, any products bearing his likeness that are the same as or similar to products marketed by the Company under the Earnhardt License. The term of the Earnhardt License extends to November 2011 and from year to year thereafter unless terminated by either party.

Jeff Gordon License and Endorsement Agreements

     In connection with the acquisition of Motorsport Traditions, the Company entered into license agreements with an affiliate of Jeff Gordon under which the Company acquired (i) the exclusive rights to
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
manufacture and market various apparel and souvenir products bearing the name, likeness, and signature of Mr. Gordon and the likeness of his race car and (ii) the exclusive right to manufacture and market die-cast replicas of Mr. Gordon's race car and related vehicles (the "Gordon Licenses"). The Gordon Licenses, as amended, expire on December 31, 2005, subject to renewal by agreement between the parties. The Gordon Licenses require the Company to pay the licensor royalties based on a percentage of the wholesale price of licensed products sold by the Company, with minimum royalty payments each year during the term of the agreement. In connection with the Gordon Licenses, the Company also entered into a personal service and endorsement agreement with Jeff Gordon and an affiliate of Mr. Gordon (the "Endorsement Agreement"). During the term of the Endorsement Agreement, the Company has the right to use Mr. Gordon's name, likeness, signature, and endorsement in connection with the advertisement, promotion, and sale of the die-cast collectibles, apparel, and souvenirs produced under the Gordon Licenses. The Endorsement Agreement, as amended, expires on December 31, 2005.

Rusty Wallace License Agreement

     In connection with the Rusty Wallace Acquisition, the Company entered into a license agreement (the "Wallace License") with an affiliate of Rusty Wallace. Pursuant to the Wallace License, the Company has the right to market certain products bearing the name or likeness of Mr. Wallace and a right of first refusal to make, have made, use, sell, or otherwise distribute any new licensable products that bear the name or likeness of Mr. Wallace. The Wallace License also provides that Mr. Wallace will not personally market and will not permit others to market, through the same channels of distribution used by the Company, any products bearing his likeness that are the same as or similar to products marketed by the Company under the Wallace License. The Wallace License requires the Company to pay the licensor royalties based on a percentage of the wholesale price of licensed products sold by the Company, with minimum royalty payments each year during the term of the agreement if certain minimum sales requirements are met. The Wallace License expires on December 31, 2004, subject to two five-year renewal options by agreement between the parties.

Significant Team Owner Licenses

     During fiscal 1997, the Company entered into license agreements with several of the most popular NASCAR race car team owners (the "Team Owner
Licenses"), including Robert Yates Racing, Inc., Richard Childress Racing Enterprises, Inc., Joe Gibbs Racing, Inc., and Dale Earnhardt, Inc. Popular drivers currently driving for these racing teams include Dale Jarrett, Bobby Labonte, Kenny Irwin, Jr., Tony Stewart, Ron Hornaday, and Mike Skinner. The Team Owner Licenses provide the Company with either the exclusive right or a right of first refusal to market products bearing the likeness and number of each owner's Winston Cup cars and certain other racing vehicles. To the extent that the Company exercises its right of first refusal, the Team Owner Licenses provide that the licensor will not permit others to market, through the same distribution channels used by the Company, any of the licensed products. Certain of the Team Owner Licenses also provide that the licensors will not directly market any of the licensed products through such channels. The Team Owner Licenses provide for terms ranging from 3 to 15 years. Each of the license agreements with the team owners requires the Company to pay the licensor royalties based on a percentage of the wholesale price of licensed products sold by the Company. Certain of the license agreements also provide for minimum royalty payments to the licensors.

Revell License Agreement

     In connection with the Revell Acquisition, the Company entered into a license agreement with Revell (the "Revell License") that gives the Company the exclusive right to use the "Revell Racing," "Revell Select," and "Revell Collection" trademarks in connection with sales of NASCAR, NHRA, and certain other motorsports-related die-cast collectibles in the United States and Canada. In addition, under the Revell License the Company has a non-exclusive right to use the Revell trademarks described above in connection with up to $5.0 million per year of sales of NASCAR, NHRA, and certain other motorsports-related die-cast products outside the United States and Canada. The term of the Revell License runs through December 31, 2007, at which time it will automatically renew for successive one-year terms unless either party elects to terminate by giving written notice at least 90 days prior to the end of the initial term or any successive one-year term.

Hasbro License Agreement

     The license agreement between the Company and Hasbro (the "Hasbro License") covers the exclusive sale by Hasbro in the mass-merchandise market of specific motorsports-related products for which the Company has or will secure exclusive or non-exclusive licenses from race car drivers, owners, manufacturers, and sponsors. The Company believes that the Hasbro License provides the Company with a source of revenue from the mass-merchandise market without committing substantial resources to manufacturing and marketing
activities or subjecting the Company to the risks inherent in the          mass-
merchandise market. Under the Hasbro License, the Company is responsible for acquiring and maintaining the license rights with the licensors, and Hasbro is responsible for all costs and other arrangements relating to tooling, manufacturing, transportation, marketing, distribution, and sales of licensed products. Hasbro is responsible for and pays or reimburses the Company for all license fees and royalties, including advances and guarantees, paid to licensors for licensed products. The licensed products consist of (i) die-cast replicas of motorsports vehicles and a 1:18th-scale plastic toy car, for which Hasbro pays a specified royalty, and (ii) all other products that Hasbro may market as licensed motorsports products, including, for example, radio-controlled cars, slot car sets, games (including electronic and CD-ROM interactive games), plush toys, figurines, play sets, walkie talkies, and other products, for which Hasbro pays a specified royalty. Hasbro currently markets similar products under the "Kenner," "Tonka," "Milton Bradley," and other brand names. Hasbro pays the Company guaranteed minimum annual royalty payments of $500,000 to $1.0 million, depending on certain circumstances.

     Hasbro's initial focus under the Hasbro License has been to develop, with the Company's assistance, a line of motorsports die-cast products for the retail mass-merchandise market. Hasbro funds all capital requirements for this product line and manufactures, distributes, and markets the products under the "Winner's Circle" brand name. This product line has been recently introduced to mass-market retailers. The mass-market die-cast products manufactured and marketed under the Hasbro License are completely distinct from the Company's current products and do not compete directly with the Company's limited-edition motorsports die-cast collectible products.

     The Hasbro License provides for a term ending on December 31, 2001. Hasbro may extend the Hasbro License for an additional three-year term, provided that total wholesale revenue of licensed products exceeds a specified amount during the initial term.

NASCAR License Agreement

     In April 1997, the Company entered into a licensing agreement and marketing alliance with NASCAR that gives the Company the non-exclusive right to use the "NASCAR" name and logo on all of its products and product packaging as well as on related sales, marketing, and promotional materials. Under the NASCAR license, the Company is an official licensee of the "NASCAR 50th Anniversary" program and has developed several product lines in connection with that promotion. In addition, the Company and NASCAR currently are working together to develop other promotional programs targeted at many of NASCAR's corporate sponsors.

Competition

     The motorsports collectible and consumer product industry is extremely competitive. The Company competes with major domestic and international companies, some of which have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than the Company possesses. The Company's motorsports die-cast collectibles compete with die-cast and other motorsports collectibles and, to a certain extent, die-cast replicas of motorsports vehicles that are sold through mass retail channels. The Company's motorsports apparel and souvenirs compete with similar products sold or licensed by drivers, owners, sponsors, and other licensors with which the Company currently does not have licenses as well as with sports apparel licensors and manufacturers in general. Emerging companies also may increase their participation in these markets. The Company's promotional products compete for advertising dollars against other specialty advertising programs and media, such as television, radio, newspapers, magazines, and billboards.
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
     The Company believes that its relationships and licenses with top race car drivers, car owners, and other popular licensors represent a significant advantage over its competitors in the motorsports collectible and consumer products industry. The Company strives to expand and strengthen these relationships and to develop opportunities to market innovative licensed collectible and consumer products that appeal to motorsports enthusiasts. The ability of the Company to compete successfully depends on a number of factors both within and outside its control, including the quality, features, pricing, and diversity of its products; the quality of its customer services; its ability to recognize industry trends and anticipate shifts in consumer demands; its success in designing and marketing new products; the availability of adequate sources of manufacturing capacity and the ability of its third-party manufacturers to meet delivery schedules; its efficiency in filling customer orders; the continued popularity of the motorsports personalities with whom the Company has licensing arrangements; its ability to renew existing licensing arrangements and enter into new licensing arrangements; its ability to develop and maintain effective marketing programs that enable it to sell its products to motorsports enthusiasts; product introductions by the Company's competitors; the number, nature, and success of its competitors in a given market; and general market and economic conditions.

Backlog

     The Company accepts orders from members of its Collectors' Club in advance of the arrival of certain collectible products from the manufacturers. The Company had outstanding orders for approximately $6.0 million of such products as of March 31, 1998.

Trademarks and Patent Rights

     Although the Company's business historically has not depended on trademark or patent protection, the Company recognizes the increasing value of its various trade names and marks. The Company is taking steps designed to protect, maintain, and increase the value of its trade names and marks. The Company does, however, license valuable trademarks and other rights from third parties. See "Business -- Licenses."

Insurance

     The Company maintains a $2.0 million product liability insurance policy to cover the sale of its die-cast and other products. The Company maintains an additional $5.0 million in commercial umbrella liability coverage. The Company also maintains a $6.0 million insurance policy to cover its molds and dies located at its primary third-party die-cast manufacturer in China and a $5.0 million insurance policy to cover lost revenue in the event of certain interruptions of business with its primary overseas manufacturer of die-cast collectibles. The Company believes its insurance coverage is adequate.

Litigation

     On March 4, 1997, two class action lawsuits were filed against the Company and approximately 28 other defendants in the United States District Court for the Northern District of Georgia. The lawsuits allege that the defendants engaged in price fixing and other anti-competitive activities in violation of federal anti-trust laws. The alleged class of plaintiffs consists of all purchasers of souvenirs or merchandise from licensed vendors at any NASCAR Winston Cup race or supporting event during the period commencing January 1, 1991. The Company was named as a defendant based upon actions alleged to have been taken by Sports Image, Inc., a North Carolina corporation ("Sports Image N.C.") and Creative Marketing & Promotions, Inc. ("CMP") prior to the Company's acquisitions of the assets and capital stock, respectively, of those entities. The actions were subsequently consolidated by order of the court. The caption of the consolidated action is "In re Motorsports Merchandise Antitrust Litigation" and the files are maintained under Master File No. 1-97-CV-0569-CC. On May 30, 1997, a consolidated amended complaint was filed, which deleted the Company as a defendant with respect to claims based upon actions alleged to have been taken by Sports Image N.C. and named the Company's wholly owned subsidiary, Sports Image, Inc., an Arizona corporation ("Sports Image AZ"), as a defendant with respect to those claims. The Company remains a defendant with respect to claims based upon actions alleged to have been taken by CMP. On July 31, 1997, the Company acquired all of the outstanding capital stock of RYP, which is another defendant in this matter. Accordingly, the Company has assumed the defense of this matter with respect to claims based upon actions alleged to have been taken by RYP and will be responsible for costs, fees, expenses, damages, payments, credits, rebates, and penalties, if any, arising out of this matter with respect to RYP. The seller of RYP has agreed to be responsible for amounts, if any, in excess of $400,000 (the "$400,000 Cap"). The $400,000 Cap excludes attorneys fees and certain other costs and expenses that the Company may incur in defending or settling this matter. The plaintiffs have requested injunctive relief and monetary damages of three times an unspecified amount of damages that the plaintiffs claim to have actually suffered. On August 1, 1997, answers were filed on behalf of the Company and Sports Image AZ denying the allegations of the complaint. Pursuant to an agreement between the plaintiffs and Sports Image AZ to toll the running of the statute of limitations with respect to any claims against Sports Image AZ, on November 17, 1997 the plaintiffs filed a motion to dismiss Sports Image AZ from the case without prejudice. On March 20, 1998, the court granted that motion and Sports Image AZ was dismissed from the case without prejudice. On March 2, 1998, the plaintiffs filed, pursuant to an order of the court, a second consolidated amended complaint intended to set forth certain of the allegations with greater specificity. The parties currently are conducting class discovery. The Company intends to vigorously defend the claims asserted in this lawsuit.

     On June 4, 1997, Petty Enterprises, Inc. Licensing Division filed a lawsuit against the Company and Fred W. Wagenhals. The plaintiff alleged that the Company engaged in trademark infringement and other improper activities with respect to sales of products licensed by Petty Enterprises, Inc. The Company and Mr. Wagenhals filed an answer denying the plaintiff's allegations; the Company filed counterclaims against the plaintiff for various claims, including breach of contract, defamation and damage to reputation, and tortious interference with prospective business relationships; and Mr. Wagenhals filed counterclaims against the plaintiff for defamation and damage to reputation. In addition, the Company and Mr. Wagenhals collectively filed a third-party complaint against Brett Nelson, an affiliate of the plaintiff, for various claims, including defamation and damage to reputation. Petty Enterprises, Inc. filed an answer denying the allegations in the counterclaims and Mr. Nelson filed an answer denying the allegations against him. The court denied motions to dismiss by all parties, and on March 6, 1998, the parties reached an agreement to resolve their differences. Under the financial terms of the agreement, the Company will pay a total of approximately $700,000 to Petty Enterprises, Inc. as payment in full for royalties and other fees in connection with licenses for future sales of certain products. The settlement, however, is subject to the execution of definitive settlement agreements.

Employees

     As of May 15, 1998, the Company had 572 full-time employees. The Company has experienced no work stoppages and is not a party to a collective bargaining agreement. The Company believes that it maintains good relations with its employees.

                            SELLING SECURITYHOLDERS

     The Notes were originally issued by the Company in a private placement on March 18, 1998, to NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., EVEREN Securities, Inc., and Piper Jaffray Inc. (the "Initial Purchasers") and were simultaneously offered and sold by the Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act, (a) within the Untied States to persons that the Initial Purchasers reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act), and (b) outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Selling Securityholders may from time to time offer and sell all or any portion of the Notes and Conversion Shares pursuant to this Prospectus. The term "Selling Securityholder" includes the Holders listed below and the beneficial owners of the Notes or Conversion Shares and their respective transferees, pledgees, donees, or other successors.

     The following table sets forth the name of certain of the Selling Securityholders and (i) the amount of Notes beneficially owned by each such Selling Securityholder may be offered for the account of such Selling Securityholder under this Prospectus and the number of Conversion Shares beneficially owned by each such Selling Securityholder may be offered for the account of such Selling Securityholder under this Prospectus.

                            Principal      Percentage of                   Number of
                            Amount of          Total            #         Conversion       Percentage of
        Name of             Notes That      Outstanding      Shares       Shares That       Common Stock
Selling Securityholder     May Be Sold         Notes          Held      May Be Sold(1)     Outstanding(2)
----------------------     -----------         -----          ----      --------------     --------------

             [Selling Securityholder information will be completed
      via amendment to the Registration Statement prior to effectiveness]
------------
* Less than 1%

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder into Common Stock at the initial conversion price of $48.20 per share. Except as otherwise indicated, also assumes that the Selling Securityholder or any future transferees, pledgees, donees or successors of or from such Selling Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, the Company will pay cash in lieu of issuing fractional shares upon conversion of the Notes. See "Description of Notes -- Conversion Rights."

(2) Calculated based upon shares of Common Stock outstanding as of , 1998. The percentages shown include the shares of Common Stock actually owned as of , 1998 and the shares of Common Stock that the identified person had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock that the identified person had the right to acquire within 60 days of , 1998 are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

     The Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes. Although each of the Selling Securityholders is assumed to be selling all of the Notes or Conversion Shares beneficially owned by such person, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, since the date on which they provided the information regarding their Notes and Common Stock, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only those Selling Securityholders who beneficially own the Notes and Conversion Shares set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement (as defined herein), include additional Selling Securityholders in supplements to this Prospectus.

     None   of  the  Selling  Securityholders  listed  above  had  any  material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Prospectus.

                             DESCRIPTION OF NOTES

     The Notes were issued under an indenture dated as of March 24, 1998 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, as described below, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the form of Indenture are available from the Company or the Initial Purchasers upon request.

General

     The Notes are general unsecured subordinated obligations of the Company, are limited to $100,000,000 in aggregate principal amount, and will mature on April 1, 2005 ("Maturity"). The Notes have an interest rate of 4 3/4% per annum from the date of initial issuance pursuant to the Indenture or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1998, to the Person in whose name such Notes (or any predecessor Notes) are registered (individually, a "Holder" and collectively, the "Holders") at the close of business on the preceding March 15 or September 15, as the case may be (whether or not a Business Day). Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, and premium, if any, interest, and liquidated damages, if any, on the Notes are payable in same day funds, at the office of the Trustee in Atlanta, Georgia, or at such other office or agency that the Company may maintain pursuant to the Indenture. The Notes may be surrendered for transfer, exchange, or conversion at the office of the Trustee in Atlanta, Georgia, or at such other office or agency that the Company may maintain pursuant to the Indenture. In addition, with respect to Notes held of record by Holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the Holders entitled thereto as it appears in the Note Register for the Notes on the Regular Record Date for such interest.

     The Notes were issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company and the Note Registrar are not required (i) to issue or register the transfer of or exchange of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, or (iii) to register the transfer or exchange of any Notes surrendered for conversion or for repurchase upon the occurrence of a Repurchase Event.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of, and premium, if any, interest, and liquidated, damages, if any, on any Note which remain unclaimed for two years after such principal, premium, interest, or liquidated damages, if any, become due and payable shall be repaid to the Company. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

     The Indenture does not contain any provisions that would afford protection to Holders of the Notes against a sudden and dramatic decline in the credit quality of the Company resulting from any takeover, recapitalization, or similar restructuring, except as described under "Description of Notes -- Certain Rights to Require Repurchase of Notes."

Conversion Rights

     The Notes are convertible, at the option of the Holder, into shares of Common Stock prior to redemption or final maturity at the initial conversion price of $48.20 per share. The right to convert Notes that have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date, unless the Company defaults on a redemption payment. See "Description of Notes -- Optional Redemption."

     The conversion price is subject to adjustments upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment of a dividend or distribution on Common Stock exclusively in shares of Common Stock or the payment of a dividend or distribution which includes shares of Common Stock on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Current Market Price; (iv) the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock), evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions in connection with the liquidation, dissolution, or winding up of the Company or paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) the distribution to all holders of Common Stock of rights or warrants to subscribe for the Company's securities (other than those referred to in (iii) above); (vi) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution in respect of which no adjustment has previously been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for Common Stock consummated within the 12 months preceding such date of determination, exceeds the greater of (1)
10% of the product of the Current Market Price on such date of determination times the number of shares of Common Stock outstanding on such date or (2) the Company's retained earnings on the date fixed for determining the shareholders entitled to such distribution; (vii) the consummation of a tender offer made by the Company or any subsidiary of the Company for all or any portion of Common Stock which involves an aggregate consideration that, together with (X) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for Common Stock consummated within the 12 months preceding the consummation of such tender offer in respect of which no adjustment has been previously made and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer in respect of which no adjustment has been previously made, exceeds the greater of (A) 10% of the product of the Current Market Price immediately prior to the date of consummation of such tender offer times the number of shares of Common Stock outstanding at the date of consummation of such tender offer or (B) the Company's retained earnings on the date of consummation of the tender offer; and (viii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in clause (viii) will only be made if the tender offer or exchange is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common
Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (viii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustments that would not otherwise be sufficient to require a change to be made pursuant to the immediately preceding sentence shall be carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. See "Certain Federal Income Tax Considerations."

     In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale, or transfer of all or substantially all of the assets of the Company, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert such Note only into the kind and amount of securities, cash, and other property receivable upon such consolidation, merger, sale, or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, sale, or transfer, and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described in the Indenture.

     In the case of any Note that has been converted into Common Stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided that no such payment shall be required with respect to interest payable on Notes called for redemption on April 1, 2001. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, except for Notes that are called for redemption on a Redemption Date between a Record Date and the corresponding Interest Payment Date as provided above. No other payment or adjustment for interest or dividends will be made upon conversion.

Subordination

     The payment of the principal of, and premium, if any, interest, and liquidated damages, if any, on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets, or any bankruptcy, insolvency, or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment in respect of the principal of, or premium, if any, interest, or liquidated damages, if any, on the Notes. In the event of the acceleration of the Maturity of the Notes, the holders of all Senior Indebtedness then-outstanding will first be entitled to receive payment in full in cash of all amounts due thereon, or provision for such payment in money or money's worth, before the Holders of the Notes will be entitled to receive any payment for the principal of, or premium, if any, interest, or liquidated damages, if any, on the Notes. The Company also may not make any payment
(whether by redemption, purchase, retirement, defeasance or otherwise) to the Holders upon or in respect of the Notes if (i) a default in the payment of the principal of, or premium, if any, or interest on any Designated Senior Indebtedness (a "Payment Default") occurs or (ii) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of Designated Senior Indebtedness as to which that default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives notice of that default (a "Payment Blockage Notice") from a person permitted to give such notice under the Indenture. The payments on or in respect of the Notes shall be resumed (i) in the case of a Payment Default respecting Designated Senior Indebtedness, on the date on which that default is cured or waived and (ii) in the case of a Nonpayment Default respecting Designated
Senior Indebtedness, the earliest of (a) the date on which that Nonpayment Default is cured or waived, (b) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustee from a representative of the holders of the Designated Senior Indebtedness that have given such Payment Blockage Notice, or (c) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee if the maturity of such Designated Senior Indebtedness has not been accelerated, unless any Payment Default has occurred and is continuing or an Event of Default of the type referred to in clause (g) of the first sentence under "Description of Notes -- Events of Default" has occurred. No Nonpayment Default that existed or was continuing on the date of any Payment Blockage Notice may be made the basis for giving a second Payment Blockage Notice and only one such Payment Blockage Notice with respect to a Nonpayment Default may be given in any 365-day period.

     "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on (a) all indebtedness of the Company for money borrowed under the Company's credit facilities and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed; (b) any other indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or (ii) ranks pari passu in right of payment with the Notes; and (c) any amendments, renewals, extensions, modifications, refinancings, and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (1) any obligation of or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties, and other obligations in respect thereof), whether or not evidenced by bonds, notes, or other written instruments, (2) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (3) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for under generally accepted accounting principles as a capitalized lease on the balance sheet of the Company. For a description of the Company's existing indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As used in the Indenture, "Designated Senior Indebtedness" means principal, interest, premiums, fees, indemnification amounts, reimbursements, damages, and other liabilities payable under the documentation governing any indebtedness (a) under any debt facility with banks or other lenders that provides for revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit to the Company or any of its subsidiaries, and (b) any other Senior Indebtedness the principal amount of which is $5.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

     The Indenture does not limit or prohibit the incurrence of indebtedness, including Senior Indebtedness, by the Company or its subsidiaries. As of February 28, 1998, the Company had approximately $32.3 million in indebtedness outstanding that constitutes Senior Indebtedness. The Company expects to incur Senior Indebtedness from time to time in the future.

Optional Redemption

     The Company may, at its option, redeem the Notes in whole or in part from time to time, at any time on or after April 1, 2001, and prior to maturity upon notice mailed not less than 30 nor more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed at the Holder's address appearing in the Note Register. Subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date, the Company may redeem the Notes at the Redemption Prices (expressed as percentages of the principal amount) set forth in the table below, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding the Redemption Date. No sinking fund is provided for the Notes.

     If the Notes are redeemed during the period beginning April 1 in the year indicated and ending on the succeeding March 31, the redemption prices shall be:

                                                     Redemption
                Year                                   Price
                ----                                   -----
                2001 .............................    102.71%
                2002 .............................    102.04
                2003 .............................    101.36
                2004 .............................    100.68
                2005 .............................    100.00

Consolidation, Merger, and Sale of Assets

     The Indenture provides that the Company will not consolidate with or merge into any other Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, and the Company will not permit any Person to consolidate with or merge into the Company unless (a) the Person formed by such consolidation or into which the Company is merged or the Person or corporation that acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership, or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and performance and observance of each obligation of the Company under the Indenture; (b) after consummating such consolidation, merger, transfer, or lease, no Default or Event of Default will occur and be continuing; (c) such consolidation, merger, conveyance, transfer, or lease does not adversely affect the validity or enforceability of the Notes; and (d) the Company or Successor Person has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, or lease complies with the provisions of the Indenture.

Certain Rights to Require Repurchase of Notes

     In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Notes and on or prior to Maturity, each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money in same day funds sufficient to pay the Repurchase Price of the Notes that are to be repurchased on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Notes when required as described in the preceding paragraph, will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Notes a notice of the occurrence of such Repurchase Event and identifying the Repurchase Event, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price, and the procedures that the Holders must follow to exercise the repurchase right. To exercise the repurchase right, the Holder of a Note must deliver to the Company (or an agent designated by the Company for such purpose) and to the Trustee, on or before the close of business on the Repurchase Date, written notice of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below). A "Change in Control" shall occur when (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities, or other property, in each case, other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same relative proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution. A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient funds to repurchase the Notes tendered by the Holders thereof. The Company's Senior Indebtedness may provide that a change in control of the Company would constitute an event of default thereunder, in which case any repurchase of the Notes, absent a waiver, could be blocked by the subordination provisions of the Notes. In addition, even if such event of default did not occur or was waived, the right to require the Company to repurchase Notes as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase of the Notes, absent a waiver, could be blocked by the subordination provisions of the Notes. See "Description of Notes -- Subordination." The Company's ability to pay cash to the Holders of Notes upon a Repurchase Event may be limited by certain financial covenants contained in the Company's Senior Indebtedness. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes, whether or not such repurchase is permitted by the subordination provisions thereof.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

Events of Default

     The following are Events of Default under the Indenture with respect to the Notes: (a) default in the payment of the principal of, or the premium, if any, on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest and liquidated damages, if any, on any Note when due and payable, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under one or more bonds, debentures, notes, or other evidences of indebtedness for money borrowed by the Company or any subsidiary of the Company or under one or more mortgages, indentures, or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $10.0 million when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $10.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes (as defined in the Indenture) a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or to cause such acceleration to be rescinded or annulled; and (g) certain events of bankruptcy, insolvency, or reorganization of the Company or any subsidiary of the Company.

     If an Event of Default with respect to the Notes (other than as specified in clause (g) in the immediately preceding paragraph) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of, and premium, if any, on all such Notes to be due and payable immediately. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency, or reorganization of the Company or any subsidiary of the Company, the aggregate principal of, premium, if any, any accrued and unpaid interest and liquidated damages, if any, on the Notes shall automatically become due and payable. If the Company cures all Events of Default and has paid or deposited with the Trustee a sum sufficient to pay all interest on, premium, if any, and principal of Notes then due and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the Holders of a majority in principal amount of Outstanding Notes. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any continuing default (except in the payment of the principal of, or premium, if any, or interest on any Notes) if the Trustee considers it in the interest of Holders of the Notes to do so.

Modification, Amendments, and Waivers

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Outstanding Notes; provided, however, that no such modification or amendment may without consent of the Holder of each Outstanding Note affected thereby (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note; (ii) reduce the principal amount of, or the premium or rate of interest on, any Note; (iii) change the place of payment where any Note or any premium or interest thereof is payable; (iv) impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to any Note; (v) change the currency in which the Notes are payable; (vi) adversely affect the right to convert the Notes; (vii) adversely affect the right to cause the Company to repurchase the Notes; (viii) modify the subordination provisions in a manner adverse to the Holders of the Notes; or (ix) reduce the above-stated percentage of aggregate principal amount of Outstanding Notes necessary for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Indenture may also be modified or amended without the consent of the Holders (i) to cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended; (ii) to evidence the succession of another Person to the Company as otherwise permitted by the Indenture; (iii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any power conferred upon the Company; (iv) to add additional Events of Default; (v) to secure the Notes; (vi) to make provision with respect to the conversion rights of Holders pursuant to the Indenture; (vii) to provide for successor trustees; or (viii) to cure any ambiguity, to correct or supplement any provision that may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interest of Holders of Notes in any material respect and the Trustee may rely upon an opinion of counsel to that effect.

     The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of Outstanding Notes may waive any past default or right under the Indenture, except (i) a default in payment of principal, premium, or interest, (ii) the right of a Holder to redeem or convert the Note, or (iii) with respect to any covenant or provision of the Indenture that requires the consent of the Holder of each Outstanding Note affected.

Satisfaction and Discharge

     The Company may discharge its obligations under the Indenture, other than its obligation to pay the principal of and interest on the Notes and certain other obligations (including its obligation to deliver shares of Common Stock upon conversion of the Notes), while Notes remain outstanding if all Outstanding Notes (a) have been delivered to the Trustee for cancellation, or
(b) have become due and payable, or (c) will become due and payable at their Stated Maturity within one year, or (d) are scheduled for redemption within one year or are delivered to the Trustee for conversion in accordance with the Indenture, and, in the case of (b), (c), or (d), the Company has irrevocably deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

Payments of Principal and Interest

     The Indenture requires that payments in respect of the Notes (including principal, premium, if any, interest, and liquidated damages, if any) held of record by DTC (including Notes evidenced by the Global Notes) be made in same day funds. Payments in respect of the Notes held of record by Holders other than DTC may, at the option of the Company, be made by check and mailed to such Holders of record as shown on the register for the Notes.

Registration Rights; Liquidated Damages

     Under the terms of a Registration Rights Agreement between the Company and the Initial Purchasers, the Company is permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Registration Statement of which this Prospectus forms a part under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and any underlying share of Common Stock until (i) the date on which such Note or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Registration

Statement, (ii) the date on which such Note or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act, or
(iii) the date on which such Note or share of Common Stock may be sold or transferred pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

     The Company has agreed to cause the Registration Statement to be effective for a period of two years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Registration Statement ceases to be a Transfer Restricted Security. Notwithstanding the foregoing, the Company shall not be obligated to maintain the effectiveness of the Registration Statement if it has obtained an opinion of counsel that the Transfer Restricted Securities may be freely offered and sold in the public markets without the continued effectiveness of the Registration Statement.

     If the Registration Statement ceases to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) that exceeds 60 days in the aggregate in any 12-month period (a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities who has complied with such Holder's obligations under the Registration Rights Agreement. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per $1,000 principal amount or $2.50 per 20.7469 shares of Common Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends, and the like) constituting Transfer Restricted Securities for each 90-day period until the Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of one and one-quarter percent (125 basis points) per $1,000 principal amount of Notes or $12.50 per 20.7469 shares of Common Stock (subject to adjustments in certain instances as set forth above) constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid by the Company to Record Holders by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date (as defined in the
Registration Rights Agreement). Following the cure of all Registration Defaults, liquidated damages will cease to accrue with respect to such Registration Default.

     The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company or the Initial Purchasers upon request.

Governing Law

     The Indenture and, except as may otherwise be required by mandatory provisions of law, the Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

The Trustee

     First Union National Bank is both the Trustee under the Indenture for the Notes and the lender under the Company's Credit Facility. The Indenture does not preclude the Trustee from enforcing its rights as a creditor, including its rights as a holder of Senior Indebtedness. In the event of a conflict of interest arising between the Holders of the Notes and the holders of Senior Indebtedness, First Union National Bank will resign as Trustee and a successor trustee will be appointed.

     In case an Event of Default shall occur and shall not be cured, the Trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                         DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital consists of 25,000,000 shares of Common Stock, $0.01 par value and 5,000,000 shares of serial preferred stock, no par value (the "Serial Preferred Stock"). As of May 15, 1998, 16,194,905 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. Approximately 1,732,504 additional shares of Common Stock may be issued upon exercise of options outstanding or available for issuance under the Company's stock option plans. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable.

Common Stock

     Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of the shareholders, other than the election of directors in which shareholders are entitled to cumulate their votes in accordance with Arizona law. Subject to the preferences of any outstanding preferred stock, each share of Common Stock is entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment in full of all creditors of the Company and the liquidation preferences of any outstanding shares of preferred stock.

Serial Preferred Stock

     The Serial Preferred Stock may be issued in such series and denominations as deemed advisable by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Serial Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of holders of the Common Stock. In the event of issuance, the Serial Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. The Company does not currently intend to issue any shares of Serial Preferred Stock.

Registration Rights

     In connection with the acquisition of Sports Image, the Company entered into a registration agreement with the sellers of Sports Image. The registration agreement grants the holders of the shares issued to the sellers of Sports Image the right to one "demand" registration as well as "piggyback" registration rights. In connection with the acquisition of Motorsport Traditions, the Company entered into two registration agreements with the sellers of Motorsport Traditions. These agreements required the Company to file a registration statement covering the shares issued to the sellers of Motorsport Traditions and to use its best efforts to cause the registration statement to become effective as soon as practicable and to remain effective until December 31, 1999. In addition, the registration agreements grant the holders of the shares issued to the sellers of Motorsport Traditions
"piggyback" registration rights. In connection with the sale of shares of Common Stock to Hasbro, the Company agreed to use its best efforts to file a registration statement covering such shares and to cause the registration statement to become effective and to remain effective until January 16, 2000.
In March 1997, the Company filed a registration statement and caused that registration statement to be declared effective in order to satisfy the Company's obligations to register the shares covered by the registration agreements described above.

Arizona Corporate Takeover Act and Certain Charter Provisions

     The  Company  is  subject  to  the  provisions  of Arizona Revised Statutes
Sections 10-2701 et. seq. (the "Arizona Corporate Takeover Act"). The Arizona Corporate Takeover Act and certain provisions of the Company's Restated Articles and Restated Bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of the Company's Common Stock), or discouraging, delaying, or preventing changes in control or management of the Company.

Arizona Corporate Takeover Act

     Article 1 of the Arizona Corporate Takeover Act is intended to restrict "greenmail" attempts by prohibiting the Company from purchasing any shares of its capital stock from any beneficial owner of more than 5% of the voting power of the Company (a "5% Owner") at a per share price in excess of the average market price during the 30 trading days prior to the purchase, unless (i) the 5% Owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase; (ii) a majority of the Company's shareholders (excluding the 5% Owner, its affiliates or associates, and any officer or director of the Company) approves the purchase; or (iii) the Company makes the offer available to all holders of shares of its capital stock.

     Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of shares of the Company (other than an acquisition of shares from the Company) that would, when added to other shares of the Company beneficially owned by such person, immediately after the acquisition entitle such person to exercise or direct the exercise of (a) at least 20% but less than 33 1/3%, (b) at least 33 1/3% but less than or equal to 50%, or (c) more than 50% of the voting power of the Company's capital stock (a "Control Share Acquisition"). The Arizona Corporate Takeover Act (1) gives the shareholders of the Company other than any person that makes or proposes to make a Control Share Acquisition (the "Acquiring Person") or the Company's directors and officers the right to limit the voting power of the shares acquired by the Acquiring Person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives the Company the right to redeem such shares from the Acquiring Person at a price equal to their fair market value under certain circumstances.

     Article 3 of the Arizona Corporate Takeover Act is intended to discourage the Company from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of the Company's assets, liquidation or dissolution of the Company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions (each a "Business Combination") with any Interested Shareholder (as defined below) or any of the Interested Shareholder's affiliates for a period of three years after the date that the Interested Shareholder first acquired the shares of Common Stock that qualify such person as an Interested Shareholder, unless either the Business Combination or the Interested Shareholder's acquisition of shares is approved by a committee of the Company's Board of Directors (comprised of disinterested directors or other persons) prior to the date on which the Interested Shareholder first acquired the shares that qualify such person as an Interested Shareholder. In addition, Article 3 prohibits the Company from engaging in any Business Combination with an Interested
Shareholder or any of the Interested Shareholder's affiliates after such three-year period unless (i) the Business Combination or acquisition of shares by the Interested Shareholder was approved by the Company's Board of Directors prior to the date on which the Interested Shareholder acquired the shares that qualified such person as an Interested Shareholder; (ii) the Business Combination is approved by the Company's shareholders (excluding the Interested Person or any of its affiliates) at a meeting called after such three-year period; or (iii) the Business Combination satisfies each of certain statutory requirements. Article 3 defines an "Interested Shareholder" as any person (other than the Company and its subsidiaries) that either (a) beneficially owns 10% or more of the voting power of the outstanding shares of the Company, or
(b) is an affiliate or associate of the Company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of the outstanding shares of the Company.

Certain Charter Provisions

     In addition to the provisions of the Arizona Corporate Takeover Act described above, the Company's Restated Articles and Restated Bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include (a) the authority of the Board of Directors to fill vacancies on the Board of Directors; (b) the authority of the Board of Directors to issue preferred stock in series with such voting rights and other powers as the Board of Directors may determine; (c) a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by the President of the Company, the Board of Directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and (d) a provision for cumulative voting in the election of directors, pursuant to Arizona law.

Shares Eligible For Future Sale

     As of May 15, 1998, the Company had 16,194,905 shares of Common Stock outstanding, of which approximately 13,786,900 shares are freely tradeable in the public market without restriction under the Securities Act unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act. The approximately 2,408,000 remaining shares of Common Stock currently outstanding are "restricted securities," as that term is defined in Rule 144, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company has registered an aggregate of approximately 498,800 of such "restricted securities" for resale pursuant to an effective registration statement. Affiliates will be subject to certain of the resale limitations of Rule 144 as promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares beneficially owned by such person for at least one year in such amount that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock (approximately 161,949 shares as of May 15, 1998) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain other requirements relating to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate at any time within the three months immediately prior to the date of sale and who has beneficially owned his or her shares for at least two years is entitled to sell those shares without regard to the volume, manner of sale or notice requirements. An aggregate of approximately 1,901,000 shares currently held by certain officers and directors of the Company currently are available for sale under Rule 144. Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, may have a depressive effect on the market price of the Common Stock.

     As of May 15, 1998, options to purchase a total of approximately 1,071,144 shares of Common Stock were outstanding under the Company's 1993 Stock Option Plan. The Company has filed registration statements under the Securities Act to register for offer and sale the 2,750,000 shares of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the 1993 Plan. Shares issued upon the exercise of stock options granted under the 1993 Plan generally will be eligible for sale in the public market.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, New York, New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations relevent to Holders of the Notes and the Common Stock issuable upon conversion thereof as of the date hereof. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions now in effect, and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not discuss other federal taxes (such as federal estate and gift taxes)
that may be important to Holders of the Notes or any state, local, or foreign tax considerations, nor does it purport to address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules in light of their specific circumstances, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the United States dollar, or investors that hold the Notes as part of a hedge, straddle, or conversion transaction. In addition, this summary deals only with Notes and Common Stock into which the Notes are convertible that are held as "capital assets" within the meaning of Section 1221 of the Code and that are purchased by investors upon initial issuance at the initial offering price. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Notes or the Common Stock into which the Notes are convertible and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

     For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a Note or Common Stock that is (i) a citizen or resident of the United States, (ii) except to the extent otherwise provided in Treasury regulations, a partnership, a corporation, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a United States court is able to exercise primary supervision over the trust's administration and (b) one or more United States fiduciaries have the authority to control all of the trust's substantial decisions. The term "Non-U.S. Holder" shall mean the beneficial owner of a Note or Common Stock other than a U.S. Holder.

PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICIPATION IN THE OFFERING, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR SITUATIONS MAY HAVE ON SUCH TAX CONSIDERATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL, OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

Taxation of U.S. Holders

     Adjustments to Conversion Price. The Indenture provides that the conversion price will be adjusted upon the occurrence of certain circumstances.
Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock and convertible securities. Applicable Treasury regulations treat holders of convertible debentures as having received such a constructive distribution where the conversion price is adjusted to reflect certain distributions with respect to the stock into which such debentures are convertible. Thus, under certain circumstances, an adjustment in the conversion price of the Notes may be taxable to the U.S. Holders as a dividend distribution. In such a case, U.S. Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Generally, a Holder's tax basis in a Note will be increased by the amount of any such constructive dividend. Holders of the Notes are advised to consult their tax advisors with respect to potential taxable constructive dividend distributions upon such conversion price modifications.

     Payments of Interest. The payment of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's usual method of accounting for federal income tax purposes.

     Conversion of a Note into Common Stock. In general, a U.S. Holder will not recognize gain or loss on conversion of a Note solely into Common Stock of the Company pursuant to the terms of the Notes, except with respect to cash received in lieu of a fractional share. The holding period of the Common Stock received by the U.S. Holder upon conversion of a Note generally will include the period during which the Note was held prior to the conversion. The U.S. Holder's aggregate tax basis in the Common Stock received upon conversion of a Note generally will equal the U.S. Holder's aggregate tax basis in the Note converted, reduced by the portion allocable to cash received in lieu of a fractional share. A U.S. Holder generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share. U.S. Holders should consult their own tax advisors regarding the tax consequences of converting the Notes into Common Stock, in particular in the case of the conversion of a Note into Common Stock after a Regular Record Date for the payment of interest but prior to the next succeeding Interest Payment Date.

     Disposition of Notes or Common Stock. A U.S. Holder of a Note or the Common Stock into which it was converted generally will recognize capital gain or loss upon the sale, exchange, retirement, or other disposition of the Note or Common Stock. The amount of capital gain or loss to be recovered will be measured by the difference between (i) the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income) and (ii) the U.S. Holder's tax basis in the Note or the Common Stock. The gain or loss on such disposition will be taken into account in determining the amount of the U.S. Holder's net capital gain, which is taxed at a rate of 20% if the Note or Common Stock has been held for more than 18 months at the time of such disposition or at a rate of 28% if the Note or Common Stock has been held for more than one year but not more than 18 months at the time of such disposition.

     Market Discount. The resale of Notes may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a
Note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. Subject to a de minimis exception, these provisions generally require a holder of a Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or, at the election  of  the  holder,  under  a  constant  yield method. A holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction,
unless   the  holder  elects  to  include  accrued  market  discount  in  income currently.

     Distributions with Respect to Common Stock. In general, distributions made by the Company with respect to Common Stock will constitute dividends for federal income tax purposes and will be taxable to a holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale, exchange, or redemption of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder (provided the Common Stock is held as a capital asset), and will be either long-term (more than 18 months), mid-term (more than 12 months but not more than 18 months), or short-term (not more than 12 months) capital gain depending upon the Holder's federal income tax holding period for the Common Stock.

     Subject to certain limitations, to the extent that distributions made by the Company are treated as dividends, a U.S. Holder of Common Stock that is taxed as a domestic corporation and that meets the applicable holding period and taxable income requirements of the Code may be entitled to a deduction under Section 243 of the Code equal in amount to 70% of the dividends paid out of such earnings and profits (the "Dividends Received Deduction"). With respect to Common Stock considered to be "portfolio stock" as defined in Section 246A of the Code, the Dividends Received Deduction will be reduced to the extent that the Common Stock constitutes "debt financed portfolio stock." In addition, under certain circumstances, the receipt of a dividend on the Common Stock determined to be an "extraordinary dividend" may cause the Holder's tax basis in the Common Stock to be reduced by the untaxed portion of the dividend and could result in gain recognition pursuant to Section 1059 of the Code.

Taxation of Non-U.S. Holders

     Payments of Interest. The payment of stated interest on a Note by the Company or any Paying Agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not taxable as "effectively connected" with a United States trade or business of the Non-U.S. Holder and provided that the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank, or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof. For purposes of determining whether a Non-U.S. Holder constructively owns more than 10% of the Company's combined voting power, the Non-U.S. Holder will be treated as owning the number of shares of Common Stock that it would acquire if it converted all of its Notes.

     Recently finalized Treasury regulations (the "Regulations") provide alternative methods for satisfying the certification requirement described in clause (iv) above. These Regulations also generally will require, in the case of Notes held by a foreign partnership, that (a) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership, and (b) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. These Regulations generally will be effective January 1, 1999. Non-U.S. Holders of the Notes are advised to consult their tax advisors with respect to their qualification for the portfolio interest exemption and the steps necessary to comply with such exemption.

     Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest on a Note if such interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

     Interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above generally will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

     Conversion of a Note into Common Stock. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a
Note into Common Stock by a Non-U.S. Holder except with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a Note, where any one of the four exceptions described below under "Certain Federal Income Tax Considerations -- Taxation of Non-U.S. Holders -- Disposition of Notes or Common Stock" is applicable. In addition, under certain circumstances, the extent to which the fair market value of the Common

Stock received upon conversion is attributable to accrued interest will be treated as ordinary interest income taxable as described above under "Certain Federal Income Tax Considerations -- Taxation of Non-U.S. Holders -- Payments of Interest."

     Disposition of Notes or Common Stock. A Non-U.S. Holder of a Note or the Common Stock into which it was converted generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement, or other disposition of the Note or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of the Note to Common Stock), unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) the Company is a United States real property holding corporation. The Company does not believe that it is, or is likely to become, a United States real property holding corporation.

     Distributions with Respect to Common Stock. To the extent distributions made by the Company are treated as dividends (as described above under "Certain Federal Income Tax Considerations -- Taxation of U.S. Holders -- Distributions with Respect to Common Stock"), a Non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) on dividends paid (or deemed paid, as described above under "Certain Federal Income Tax Considerations -- Taxation of U.S. Holders -- Adjustments to Conversion Price") on Common Stock, unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form 4224 to the payer. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it also may be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payer has knowledge to the contrary) for purposes of the withholding rules discussed below and, under the current interpretation of Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under the Regulations effective January 1, 1999, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under these Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement generally would be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. These Regulations also will provide look-through rules for tiered partnerships.

Backup Withholding and Information Reporting

     U.S. Holders. Under current United States federal income tax law, U.S. Holders of Notes or Common Stock will be subject to information reporting and, under certain circumstances, may be subject to "backup withholding" at the rate of 31% in respect to payments of principal, interest, and dividends made to, and the proceeds of disposition of Notes or Common Stock by, certain noncorporate U.S. Holders. Generally, the backup withholding rules will apply only if the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") to the payor, (ii) furnishes such payor with an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly interest, dividends, or other "reportable payments" as defined by the Code, or (iv) under certain circumstances, fails to provide such payor or the U.S. Holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain U.S. Holders of the Notes, including payments to certain exempt recipients (such as corporations and exempt organizations). The amount of backup withholding from a payment to a Holder will be allowed as a credit against the Holder's federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

     Non-U.S. Holders. The Company must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the exceptions described above.

     Backup withholding at a rate of 31% and information reporting generally may apply to payments of principal and interest if the payee fails to certify under penalties of perjury that it is not a U.S. person, provided the payor does not have actual knowledge that the holder is a United States person.
Dividends paid to Non-U.S. Holders that are subject to the 30% withholding tax described above or that are subject to treaty reduction generally will be exempt from United States backup withholding tax.

     Payment of the proceeds of the sale or other disposition of Notes or Common Stock to or through a United States office of a United States or foreign broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption, provided the broker does not have actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. Payment of the proceeds on the sale of Notes or Common Stock to or through a foreign office of a foreign broker that is not a "U.S. related person" generally will not be subject to information reporting or backup withholding tax. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business. In the case of the payment of proceeds from the disposition of Notes to or through a foreign office of a broker that is either a United States person or a related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax, provided that the required information is furnished to the IRS.

     The backup withholding and information reporting rules would also be changed by the Regulations. These Regulations will provide that proceeds from the disposition of Common Stock after December 31, 1998 will be exempt from backup withholding and information reporting only if the Non-U.S. Holder complies with certain certification requirements or otherwise establishes an exemption.

     Holders of Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

     Pursuant to the Registration Rights Agreement, the Company has filed a Registration Statement, of which this Prospectus forms a part, with the Commission covering the resale of the Securities. The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until two years from the date of this Prospectus (or such earlier date when the holders of the Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor rule thereto or otherwise). Under certain circumstances set forth in the Registration Rights Agreement, the Company will be permitted to suspend the use of this Prospectus in connection with sales of Securities by Selling Securityholders during certain periods of time. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

     Sales of the Securities may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or the Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Securities as principals and thereafter sell the Notes or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In addition, any Notes or Conversion Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift the Notes or Conversion Shares by other means not described herein.

     The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Notes or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     At the time a particular offering of the Notes and/or the Conversion Shares is made and to the extent required, the aggregate principal amount of Notes and number of Conversion Shares being offered, the name or names of the Selling Securityholders and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

     Pursuant to the Registration Rights Agreement, the Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Securityholders. Such expenses are estimated to be approximately $110,000. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the Conversion Shares may be limited in its ability to engage in market activities with respect to the Notes or the Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provision of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Notes and the Conversion Shares.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona. Certain members of such firm beneficially owned 14,000 shares of the Company's Common Stock as of the date of this Prospectus.

                                    EXPERTS

     The consolidated financial statements of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are summaries of the material provisions thereof, and in each instance reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits that are a part thereof, which may be obtained upon request to the Commission and the payment of the prescribed fee. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

================================================================================

       No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering, other than those made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to anyone or by anyone in any jurisdiction where, or to any person to whom, it would be unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                 --------------------------------------------
                               TABLE OF CONTENTS
                 --------------------------------------------

                                                                            Page
                                                                            ----
Summary ..................................................................    3
Risk Factors .............................................................    7
Use of Proceeds ..........................................................   15
Dividend Policy ..........................................................   15
Capitalization ...........................................................   15
Price Range of Common Stock ..............................................   16
Selected Consolidated Financial Data .....................................   17
Unaudited Pro Forma Condensed Combined
   Financial Information .................................................   19
Business .................................................................   21
Selling Securityholders ..................................................   33
Description of Notes .....................................................   34
Description of Capital Stock .............................................   43
Certain Federal Income Tax Considerations ................................   46
Plan of Distribution .....................................................   50
Legal Matters ............................................................   52
Experts ..................................................................   52
Additional Information ...................................................   52

================================================================================

                                  $100,000,000


                                     ACTION
                          Performance Companies, Inc.


                               4 3/4% Convertible
                               Subordinated Notes
                                    Due 2005
                                       and
                             Shares of Common Stock
                            Issuable Upon Conversion
                                     Thereof


             -----------------------------------------------------
                                   PROSPECTUS
             -----------------------------------------------------
                                             , 1998

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fees:

                                                   Amount to be Paid
                                                   -----------------
         Registration Fee .........................   $  29,500.00
         Nasdaq Listing Fee .......................      17,500.00
         Accountants' Fees and Expenses ...........      10,000.00
         Legal Fees and Expenses ..................      40,000.00
         Printing and Engraving Expenses ..........      10,000.00
         Miscellaneous Fees .......................       3,000.00
                                                      ------------
            Total .................................   $ 110,000.00
                                                      ============

Item 15. Indemnification of Directors and Officers.

     The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") require the Registrant to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of the Corporation, to the fullest extent allowed by the Arizona Business Corporation Act (the "Business Corporation Act"). This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Business Corporation Act, subject to the requirements of the Business Corporation Act. In addition, the Registrant may, in its sole discretion, indemnify and advance expenses, to the fullest extent allowed by the Business Corporation Act, to any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Registrant, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case the Registrant is required to indemnify to the fullest extent required by the Business Corporation Act. The effect of these provisions is described below.

Required Indemnification

     The Restated Articles and the Business Corporation Act require the Registrant to indemnify all "Outside Directors," as defined below, and officers of the Registrant who are not directors against "liability," as defined below. The Restated Articles and the Business Corporation Act also require the Registrant to indemnify against reasonable "expenses," as defined below, any director who is the prevailing party in the defense of any proceeding to which the director is a party because such person is or was a director of the Registrant. In addition, the Business Corporation Act requires the Registrant to pay expenses to Outside Directors in advance of a final disposition of the proceeding if (1) the director furnishes to the Registrant a written affirmation (an "Affirmation") of his or her good faith belief that (i) his or her conduct was in good faith, (ii) he or she reasonably believed that the conduct was in the best interests of the Registrant or at least not opposed to the Registrant's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful (the "Standard of Conduct"), and (2) the director provides the Registrant with a written undertaking (an "Undertaking") to repay the advance if it ultimately is determined that the director did not meet the Standard of Conduct. However, the Business Corporation Act prohibits the Registrant from advancing expenses to an Outside Director if a court determines before payment that the director failed to meet the Standard of Conduct and a court does not otherwise authorize indemnification.

     The Restated Articles and the Business Corporation Act also require the Registrant to indemnify a director who is not an Outside Director against liability, but only if the Registrant is authorized in the specific case after a determination has been made by either (a) a majority of the members of the Board of Directors who are not at the time parties to the proceeding, (b) special legal counsel, or (c) the shareholders of the Registrant (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) that the director has met the Standard of Conduct (a "Determination"). In addition, the Business Corporation Act prohibits the Registrant from indemnifying a director who is not an Outside Director in connection with a proceeding by or in the right of the Registrant in which the director is adjudged liable to the Registrant, or in connection with a proceeding in which the director was adjudged liable on the basis that the director improperly received a personal benefit. As permitted by the Business Corporation Act, the Restated Articles also require the Registrant to pay for or reimburse the reasonable expenses of a director who is not an Outside Director in advance of the final disposition of a proceeding if the director furnishes the Registrant with an Affirmation, an Undertaking, and a Determination is made that the facts then known to the persons making the Determination would not preclude indemnification under the Business Corporation Act.

Optional Indemnification

     Except for situations where the Registrant is required to indemnify its officers who are not also directors against liability, as described above, the Restated Articles and the Business Corporation Act permit the Registrant, in its sole discretion, to indemnify against liability and advance expenses to any officer, employee, or agent who is not a director to the same extent as to a director. However, the Business Corporation Act prohibits the Registrant from indemnifying such persons against liability unless a Determination is made that indemnification is permissible because the person has met the Standard of Conduct. The Business Corporation Act permits the Registrant to pay for or reimburse expenses to an officer, employee, or agent who is not a director in advance of a final disposition of the proceeding, but only if the person furnishes to the Registrant an Affirmation and an Undertaking, and a Determination is made that the facts then known to the persons making the Determination would not otherwise preclude indemnification.

Court Ordered Indemnification

     The Restated Articles and the Business Corporation Act permit a director or officer of the Registrant to apply to a court for indemnification, in which case the court may, subject to certain conditions, order the Registrant to indemnify such person for part or all of the person's liability and expenses.

Definitions

     The Business Corporation Act defines "Outside Director" to mean a director who, when serving as a director, was not an officer, employee or holder of more than 5% of the outstanding shares of any class of stock of the Registrant. "Liability" under the Business Corporation Act means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred. The Business Corporation Act defines "expenses" as attorney fees and all other costs and expenses reasonably related to a proceeding.

Item 16. Exhibits

 Exhibit
 Number                                          Exhibit
----------   ------------------------------------------------------------------------------------------
   1.0       Form of Underwriting Agreement(1)
   3.1       First Amended and Restated Articles of Incorporation of Registrant(2)
   3.2       Amended and Restated Bylaws of Registrant(2)
   4.1       Form of Certificate of Common Stock(3)
   4.2       Indenture dated as of March 24, 1998, between Action Performance Companies, Inc., and
             First Union National Bank, as Trustee, including forms of Notes(4)
   5.1       Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A.
  10.4.2     1993 Stock Option Plan, as amended and restated through January 16, 1997(5)
  10.8       Form of Indemnification Agreement entered into with the Directors of the Registrant(3)
  10.21      Lease between the Company and F.W. Investments dated January 1, 1994(6)
  10.27      Manufacturing Agreement between the Company and Early Light International (Holdings)
             Ltd. dated December 5, 1994(7)
  10.33      Asset Purchase Agreement dated as of November 7, 1996, among Action Performance
             Companies, Inc., SII Acquisition, Inc., Sports Image, Inc., and R. Dale Earnhardt and
             Teresa H. Earnhardt(8)
  10.34      Promissory Note dated November 7, 1996, in the principal amount of $24,000,000 issued by
             SII Acquisition, Inc., as Maker, to Sports Image, Inc., as Payee, together with Guarantee of Action Performance Companies, Inc.(8)
  10.35      Security Agreement dated November 7, 1996, between Sports Image, Inc. and SII
             Acquisition, Inc.(8)
  10.36      Registration Agreement dated as of November 7, 1996, among Action Performance
             Companies, Inc., Sports Image, Inc., and R. Dale Earnhardt and Teresa H. Earnhardt(8)
  10.37      License Agreement dated as of November 7, 1996, among SII Acquisition, Inc., Dale
             Earnhardt, and Action Performance Companies, Inc.(8)
  10.38      Employment Agreement dated as of November 7, 1996, between Action Performance
             Companies, Inc. and Joe Mattes(8)
  10.39      Asset Purchase Agreement dated as of January 1, 1997, among Action Performance
             Companies, Inc., MTL Acquisition, Inc., Motorsport Traditions Limited Partnership,
             Midland Leasing, Inc., and Motorsports By Mail, Inc.(9)
  10.40      Exchange Agreement dated as of January 1, 1997, among Action Performance Companies,
             Inc., Kenneth R. Barbee, and Jeffery M. Gordon(9)
  10.41      Promissory Note dated January 1, 1997, in the principal amount of $1,600,000 issued by
             MTL Acquisition, Inc., as Maker, to Motorsport Traditions Limited Partnership, as
             Payee, together with Guarantee of Action Performance Companies, Inc.(9)
  10.42      Note Purchase Agreement dated as of January 2, 1997, among Action Performance
             Companies, Inc., Jefferson-Pilot Life Insurance Company, Alexander Hamilton Life
             Insurance Company of America, and First Alexander Hamilton Life Insurance Company,
             together with form of Note, form of Subsidiary Guaranty, and form of Subsidiary
             Joinder(9)
  10.42A     First Amendment dated as of March 18, 1998 to Note Purchase Agreement dated as of
             January 2, 1997, among Action Performance Companies, Inc., Jefferson-Pilot Life
             Insurance Company, Alexander Hamilton Life Insurance Company of America, and First
             Alexander Hamilton Life Insurance Company(4)
  10.43      Credit Agreement dated as of January 2, 1997, among Action Performance Companies,
             Inc., Sports Image, Inc., MTL Acquisition, Inc., and First Union National Bank of North
             Carolina(9)
  10.43A     Amendment and Consent to Credit Agreement dated March 18, 1998, by and among
             Action Performance Companies, Inc., various subsidiary guarantees, and First Union
             National Bank of North Carolina(4)

 Exhibit
 Number                                         Exhibit
----------   ---------------------------------------------------------------------------------------
10.44        Registration Agreement dated as of January 1, 1997, among Action Performance
             Companies, Inc., Motorsport Traditions Limited Partnership, Midland Leasing, Inc., and
             Motorsports By Mail, Inc.(9)
10.45        Registration Agreement dated as of January 1, 1997, among Action Performance
             Companies, Inc., Kenneth R. Barbee, and Jeffery M. Gordon(9)
10.46        Employment Agreement dated as of January 1, 1997, between Action Performance
             Companies, Inc. and Kenneth R. Barbee(9)
10.47        Consulting Agreement dated as of January 1, 1997, between Action Performance
             Companies, Inc. and John Bickford(9)
10.48        Common Stock Purchase Agreement dated January 16, 1997, between Hasbro, Inc. and
             Action Performance Companies, Inc.(10)
10.49        Standard Form Industrial Lease dated April 8, 1997, between Hewson/Breckner-Baseline,
             L.L.C. and Action Performance Companies, Inc.(11)
10.50        Lease Agreement dated July 9, 1997, by and between Performance Park Partners, LLC and
             Sports Image, Inc.(11)
10.51        Asset Purchase Agreement dated as of December 19, 1997, between Action Performance
             Companies, Inc. and Revell-Monogram, Inc.(12)
10.52        1998 Non-qualified Stock Option Plan
10.53        Purchase Agreement dated March 18, 1998 among Action Performance Companies, Inc.,
             NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., EVEREN
             Securities, Inc., and Piper Jaffray Inc.(4)
10.54        Registration Rights Agreement dated March 24, 1998, by and among Action Performance
             Companies, Inc., NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp.,
             EVEREN Securities, Inc., and Piper Jaffray Inc.(4)
12.1         Computation of Ratio of Earnings to Fixed Charges
23.1         Consent of Arthur Andersen LLP
23.2         Consent of O'Connor, Cavanagh, Anderson, Killingsworth, & Beshears, P.A. (included in
             Exhibit 5.1)
24.1         Power of Attorney (included on signature page)
25.1         Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1

------------
 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-3 and Amendment No. 1 thereto (Registration No. 333-27485).
 (2) Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 1996, as filed with the Securities and Exchange Commission on May 2, 1996.
 (3) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 and amendments thereto (Registration No. 33-57414-LA).
 (4) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1998, as filed with the Securities and Exchange Commission
     on May   , 1998.
 (5) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1997, as filed with the Securities and Exchange Commission on May 15, 1997.
 (6) Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 1994, as filed with the Securities and Exchange Commission on May 16, 1994.
 (7) Incorporated by refernce to the Registrant's Form 10-KSB for the year ended September 30, 1994, as filed with the Securities and Exchange Commission on December 22, 1998.
 (8) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 22, 1996, as amended by Form 8-K/A filed on January 13, 1997.
 (9) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 23, 1997, as amended by Form 8-K/A filed on February 24, 1997.
(10) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-22943).

(11) Incorporated by reference to the Registrant's Form 10-K for the year ended September 30, 1997, as filed with the Securities and Exchange Commission on December 22, 1997.
(12) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-45991).

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (1)(i) and
          (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any
action,   suit   or  proceeding)  is  asserted  by  such  director,  officer  or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on the 21st day of May, 1998.

                                        ACTION PERFORMANCE COMPANIES, INC.

                                        By: /s/ Fred W. Wagenhals
                                           -------------------------------------
                                           Fred W. Wagenhals
                                           Chairman of the Board, President, and
                                           Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Fred W. Wagenhals and Christopher S. Besing and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to sign any Registration Statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                               Position                         Date
           ---------                               --------                         ----
   /s/ Fred W. Wagenhals          Chairman of the Board, President, and        May 21, 1998
---------------------------         Chief Executive Officer (Principal
     Fred W. Wagenhals              Executive Officer)

   /s/ Tod J. Wagenhals           Executive Vice President, Secretary, and     May 21, 1998
---------------------------         Director
     Tod J. Wagenhals

 /s/ Christopher S. Besing        Vice President, Chief Financial Officer,     May 21, 1998
---------------------------         Teasurer, and Director (Principal
   Christopher S. Besing            Financial and Accounting Officer)

  /s/ Melodee L. Volosin          Vice President Wholesale Division and        May 21, 1998
---------------------------         Director
    Melodee L. Volosin

 /s/ John S. Bickford, Sr.        Director                                     May 21, 1998
---------------------------
   John S. Bickford, Sr.

     /s/ Jack M. Lloyd            Director                                     May 21, 1998
---------------------------
       Jack M. Lloyd

  /s/ Robert H. Manschot          Director                                     May 21, 1998
---------------------------
    Robert H. Manschot

   /s/ Edward J. Bauman           Director                                     May 21, 1998
---------------------------
     Edward J. Bauman


---------------------------       Director                                           , 1998
    Donald G. Hawk, Jr.

                                      II-7